UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. )

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ADVANCE AUTO PARTS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ADVANCE AUTO PARTS, INC.

4200 SIX FORKS ROAD

RALEIGH, NORTH CAROLINA 27609

Notice of 2026 Annual Meeting of Stockholders of Advance Auto Parts, Inc. (the "Company")

Logistics

DATE AND TIME	PLACE	RECORD DATE

Wednesday, May 20, 2026	www.virtualshareholdermeeting.com/	Holders of record of our common stock at
at 8:30 a.m. Eastern Time	AAP2026. There will be no physical location	the close of business on March 25, 2026, are
	for this year's meeting.	entitled to vote at our Annual Meeting.

Voting Items

Recommendation
1 Election of the ten nominees named in the Proxy Statement to the Board of Directors to serve until the 2027 annual meeting of stockholders	FOR each director nominee
2 Advisory vote to approve the compensation of the Company’s named executive officers	FOR
3 Ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2026	FOR
4 Action upon such other matters, if any, as may properly come before the meeting

Advance Voting Methods

(Your vote must be received by 11:59 p.m. (EDT) on May 19, 2026, the day before the Annual Meeting)

INTERNET www.proxyvote.com	TOLL FREE TELEPHONE 1-800-690-6903	MAIL Complete and sign your proxy card

We invite you to join our Annual Meeting and vote. We urge you, after reading the attached proxy statement (the "Proxy Statement"), to vote your proxy by Internet or telephone by following the instructions on the form of proxy or by signing and returning the enclosed proxy card in the enclosed postage prepaid envelope as promptly as possible. You may vote live at the virtual meeting even if you previously voted by proxy. If you have a disability, we can provide reasonable assistance to help you participate in the meeting upon request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held May 20, 2026:
The Notice of 2026 Annual Stockholders' Meeting and Proxy Statement and the 2025 Annual Report on Form 10-K,
are available at www.proxyvote.com.

The Notice of Annual Meeting and the accompanying Proxy Statement are being distributed or made available, as the case may be, on or about April 1, 2026.

By order of the Board of Directors,

Jeffrey R. Vining

Executive Vice President, General Counsel and Corporate Secretary

Raleigh, North Carolina

April 1, 2026

Proxy Statement Summary

Voting Roadmap

Proposal 1	Board Recommendation
Election of the ten nominees named in the Proxy Statement to the Board of Directors ("Board") to serve until the 2027 annual meeting of stockholders	The Board recommends a vote FOR each director nominee See page 1

Director Nominees

Name and Age	Director Since	Occupation	Current Committees	Other Current Public Company Boards
Carla J. Bailo, 65 Independent	2020	President and Chief Executive Officer, ECOS Consulting, LLC	Nominating & Corporate Governance (Chair) Audit	Vesuvius plc

John F. Ferraro, 70 Independent	2015	Former Global Chief Operating Officer, Ernst & Young	Audit (Chair)	International Flavors & Fragrances Inc. ManpowerGroup, Inc.

Joan M. Hilson, 66 Independent	2022	Chief Operating & Financial Officer, Signet Jewelers Ltd.	Finance (Chair) Audit

Cynthia T. Jamison, 66 Independent	2026	Chair of the Board, Darden Restaurants, Inc.		International Flavors & Fragrances Inc.
Richard A. Johnson, 68 Independent	2026	Former President and Chief Executive Officer of Foot Locker, Inc.	Nominating & Corporate Governance Compensation

Eugene I. Lee, Jr., 64 Independent Chair of the Board	2015	Former Chairman and Chief Executive Officer, Darden Restaurants, Inc.		Portillo's (Chair)

Shane M. O'Kelly, 57 President and Chief Executive Officer	2023	President and Chief Executive Officer, Advance Auto Parts, Inc.		Stanley Black & Decker, Inc.

Thomas W. Seboldt, 59 Independent	2024	President, Seboldt Consulting Services LLC	Nominating & Corporate Governance

Gregory L. Smith, 62 Independent	2024	Chief Supply Chain Officer, Walgreen Co.	Compensation (Chair) Finance

A. Brent Windom, 65 Independent	2024	President, Windom Consulting LLC	Compensation Finance

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Director Skills

	Ferraro	Lee	Bailo	Hilson	O'Kelly	Seboldt	Smith	Windom	Johnson	Jamison
Automotive/Industry Experience
Consumer Marketing/Sales/Digital (B2C)
Corporate Governance
Current/Former CEO
Finance/Accounting/Financial Reporting
Global/International
Human Resources/Compensation
Information Technology/Ecommerce
Legal/Regulatory/Public Policy
Merchandising/Procurement
Mergers/Acquisitions
Professional Marketing/Sales (B2B)
Public Company Board Experience
Real Estate
Retail/Multi-Unit Operations
Risk Management
Strategic Planning/Oversight
Supply Chain/Manufacturing

Stockholder Engagement

We value dialogue with our stockholders and regularly conduct stockholder governance outreach in addition to recurring outreach regarding quarterly results and company performance. Feedback from stockholders is shared with the Board and applicable Committees periodically. Governance outreach discussions with our stockholders are primarily focused on corporate governance, executive compensation and certain business sustainability matters. In addition to our governance outreach and regularly quarterly outreach, we also meet with existing and potential investors to discuss the company's operations and strategy. For further information on our stockholder engagement during 2025, please see "--Compensation Discussion and Analysis."

Corporate Governance Highlights

Annual election of all directors	Strong Guidelines on Significant Governance Issues

Directors elected by majority voting	Annual evaluation of the Board, Committees and individual directors

Independent Chair of the Board	Board policy on CEO succession planning

Approximately 90% of our director nominees are independent	Policies prohibiting hedging and (unless certain stringent requirements are met) prohibiting pledging for all employees and directors

All NYSE required Board committees consist solely of independent directors	Robust stock ownership guidelines for directors and Executive Officers

Regular executive sessions of independent directors	Direct oversight by the Nominating and Corporate Governance Committee of sustainability matters

Proxy Access right for up to 20 person groups of stockholders owning 3% of our stock for 3 years to nominate up to 20% of our Board	Average tenure of 4.0 years for our director nominees

Right for stockholders of 10% or more of the Company's stock to call a special meeting

Proposal 2	Board Recommendation
Advisory vote to approve the compensation of the Company’s named executive officers	The Board recommends a vote FOR this Proposal See page 15

Executive Compensation Highlights

Our compensation programs continue to center on a pay for performance philosophy. Compensation actions in 2025 were directly aligned with this philosophy to ensure our leadership’s interests are aligned with those of our stockholders. Notably for 2025, our named executive officers did not receive any payout for long-term incentive awards for the third consecutive year. The following table summarizes the compensation elements provided for our Named Executive Officers ("NEOs") in 2025:

Element	Purpose	Metrics
Base Salary	Fixed annual cash compensation to attract and retain executives	Established after review of base salaries of executives of companies in our peer group and the performance of each executive officer

Short-Term Incentive ("STI")	Performance-based, variable pay that delivers cash incentives when executives meet or exceed key financial and operating targets	• 45% Enterprise Adjusted Operating Income • 45% Enterprise Comparable Store Sales(1) • 10% Individual Performance Metrics

Long-Term Incentive ("LTI")	Performance- and service-based equity compensation to reward executives for a balanced combination of meeting or exceeding key financial and operating targets and creating long-term shareholder value	50% Performance-based Restricted Stock Units ("PSUs") 50% Time-based Restricted Stock Units ("RSUs")

(1) Enterprise Comparable Stores Sales represents revenue generated by stores, branches and e-commerce in 2025 relative to the revenue generated by stores, branches and e-commerce in 2024, including locations open for 13 complete accounting periods and excluding sales to independently owned Carquest locations.

2025 Performance Plan Payouts

2025 Short-Term Incentive Plan Payout
	Threshold	Low Range	Target	Exceeding	High Range	Maximum
Enterprise Operating Income							102.38%
Enterprise Comparable Store Sales							92.00%
Individual Performance Metrics(1)							100.00%
Aggregate STI Payout:							97.47%

(1) Did not apply to Mr. O'Kelly during 2025. Mr. O'Kelly's payout was determined solely by reference to the financial objectives and was 97.19%.

2023-2025 Long-Term Incentive Plan Payout
	Threshold	Target	Maximum
Relative Total Shareholder Return				0%

For additional information about 2025 results achieved and corresponding plan payouts, please see the discussion beginning on page 16 in Compensation Discussion & Analysis ("CD&A").

Strong Compensation Governance

STOCKHOLDER FRIENDLY PRACTICES WE EMPLOY	STOCKHOLDER UNFRIENDLY PRACTICES WE AVOID

Pay for Performance with rigorous objective financial and operational metrics that are closely tied to our success and delivery of stockholder value	Dividends on unearned annual performance-based equity awards

Incentive Compensation Clawback Policy	Repricing or exchange of underwater stock options

“Double Trigger” vesting	Excise tax gross ups for Change in Control payments

Robust Stock Ownership Guidelines	Hedging

Independence requirements for our Compensation Consultant	Pledging unless certain stringent requirements are met

For a detailed discussion of our executive compensation program, please see CD&A beginning on page 16.

Proposal 3	Board Recommendation
Ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2026	The Board recommends a vote FOR this Proposal See page 46

Proposal No. 1 Election of Directors	1	Other Compensation and Pay Practices	23
Nominees for Election to Our Board	2	Compensation Governance	24
Corporate Governance	7	Compensation Committee Report	27
Overview	7	Compensation Program Risk Assessment	28
Board Composition and Refreshment	7	Additional Information Regarding Executive Compensation	29
Nominations for Directors	7	Summary Compensation Table	29
Board Independence and Structure	8	Grants of Plan-Based Awards in 2025	30
Board's Role in Risk Oversight	10	Outstanding Equity Awards at 2025 Fiscal Year End	31
Board Evaluation	11	Option Exercises and Stock Vested in 2025	32
Code of Ethics and Business Conduct	11	Potential Payments Upon Termination of Employment or Change in Control	33
Code of Ethics for Finance Professionals	11	CEO Pay Ratio	35
Insider Trading Policy	12	Pay Versus Performance	36
Related Party Transactions	12	Information Concerning our Executive Officers	41
Succession Planning	12	Security Ownership of Certain Beneficial Owners and Management	42
Director Compensation	13	Stock Ownership Guidelines for Directors and Executive Officers	45
2025 Director Summary Compensation	13	Delinquent Section 16(a) Reports	45
Directors' Outstanding Equity Awards at 2025 Fiscal- Year End	14	Equity Compensation Plan Information	45
Proposal No. 2 Stockholder Advisory Vote to Approve the Compensation of the Company's Named Executive Officers	15	Proposal No. 3 Ratification of Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2026	46
Compensation Discussion and Analysis	16	Other Matters	48
Executive Summary	16
Components of Compensation	19

Note: Unless otherwise indicated in the text, any reference to a year is intended to refer to the Company’s fiscal year of the same date as described in the Company’s 2025 Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on February 13, 2026 (the "2025 Form 10-K").

v

Proposal No. 1

Election of Directors

At the 2026 annual meeting of stockholders (the "Annual Meeting"), you will vote to elect as directors the ten nominees listed below to serve until our 2027 annual meeting of stockholders or until their respective successors are elected and qualified. Our Board has nominated Carla J. Bailo, John F. Ferraro, Joan M. Hilson, Cynthia T. Jamison, Richard A. Johnson, Eugene I. Lee, Jr., Shane M. O'Kelly, Thomas W. Seboldt, Gregory L. Smith, and A. Brent Windom for election as directors. All of the nominees are current members of our Board. The Board does not have any vacancies. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected. None of the nominees to our Board has any family relationship with any other nominee or with any of our executive officers.

The persons named as proxies in the accompanying form of proxy have advised us that at the Annual Meeting, unless otherwise directed, they intend to vote the shares covered by the proxies FOR the election of the nominees named above. If one or more of the nominees are unable to serve, or will not serve, the persons named as proxies may vote for the election of any substitute nominees that our Board may propose. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above. Our by-laws provide that a nominee for director in an uncontested election must receive a majority of the votes cast at the Annual Meeting for the election of that director in order to be elected. If a nominee for director who is an incumbent director is not elected and no successor has been elected at the Annual Meeting, the director is expected to tender his or her resignation from the Board contingent on acceptance of such resignation by the Board.

Nominees for Election to Our Board

The following information is provided about our nominees for director effective as of the record date, March 25, 2026 (the "Record Date").

CARLA J. BAILO Independent

President and Chief Executive Officer, ECOS Consulting, LLC

Age: 65 Director Since: August 2020 Committee: Nominating and Corporate Governance (Chair) Audit Other Current Public Company Boards: Vesuvius plc

Key Experience and Skills

With an accomplished career in the automotive industry, including several leadership roles in both corporate and academic settings, Ms. Bailo brings a unique and valuable point of view to our Board. She also has significant experience in the environmental sustainability space and brings a differentiated perspective on business sustainability matters to our Board. She has been designated by the Board as an audit committee financial expert consistent with SEC regulations.

Professional Experience

Ms. Bailo is currently the President and Chief Executive Officer of ECOS Consulting, LLC, an energy efficiency solutions provider, a position she has held since 2014. Ms. Bailo also served as the President and Chief Executive Officer of The Center for Automotive Research, an independent, non-profit research organization that engages with leaders in the global automotive industry to support technology advancements and improve the competitiveness of the U.S. automotive industry, from October 2017 to September 2022. Previously, Ms. Bailo served as Assistant Vice President, Mobility Research and Business Development of The Ohio State University, a public research university, from 2015 to October 2017. Prior to 2015, Ms. Bailo held various leadership roles with Nissan Motor Co. Ltd., a multinational automobile manufacturer, and began her career with General Motors Company, a multinational vehicle and financial services corporation. Ms. Bailo served on the board of directors for SM Energy Company, a company engaged in hydrocarbon exploration, from October 2018 through February 2026, and has served on the board of directors for Vesuvius plc, an international ceramics company, since February 2023. Ms. Bailo holds a National Association of Corporate Directors Director Certification and a Digital Directors Network certification in cybersecurity.

JOHN F. FERRARO Independent

Former Global Chief Operating Officer, Ernst & Young

Age: 70 Director Since: February 2015 Committee: Audit (Chair) Other Current Public Company Boards: International Flavors & Fragrances Inc. ManpowerGroup Inc.

Key Experience and Skills

Mr. Ferraro has extensive financial, corporate management, governance and public policy experience which enables him to assist the Board in identifying trends and developments that affect public companies. In addition, the Board benefits from his experience in the areas of marketing and the development of corporate strategy. He has been designated by the Board as an audit committee financial expert consistent with SEC regulations.

Professional Experience

Mr. Ferraro is a seasoned operational executive with deep expertise in accounting and auditing. He founded RP Intellectual Partners LLC, a successor to a part of Alpha Alpha Intellectual Partners LLC, in November 2022. He served as Executive Vice President, Strategy and Sales of Aquilon Energy Services, a software and services company for the energy industry from February 2019 to July 2019. He served as Global Chief Operating Officer ("COO") of Ernst & Young ("EY"), a leading professional services firm, from 2007 to December 2014 and retired as a partner of EY at the end of January 2015. In addition, Mr. Ferraro served as a member of EY’s Global Executive Board for more than 10 years. Mr. Ferraro joined EY in 1976 and prior to his COO role, he served in several senior leadership positions at EY, including Global Vice Chair Audit. Mr. Ferraro practiced as a Certified Public Accountant for 35 years. Mr. Ferraro has served as a director for ManpowerGroup Inc., a provider of workforce solutions, since January 2016, and for International Flavors & Fragrances Inc., a manufacturer of flavors and fragrances, since May 2015.

JOAN M. HILSON Independent

Chief Operating & Financial Officer, Signet Jewelers Ltd.

Age: 66 Director Since: March 2022 Committees: Audit Finance (Chair) Other Current Public Company Boards: None

Key Experience and Skills

Ms. Hilson brings more than 35 years of finance experience and deep specialty retail experience to our Board. In her role at Signet Jewelers, she has been integral to leading transformation on a strategy intended to drive profitable growth through innovation, capital management, real estate optimization and expansion of market share, which brings valuable perspective to our Board.

She has been designated by the Board as an audit committee financial expert consistent with SEC regulations.

Professional Experience

Ms. Hilson has served as Chief Operating & Financial Officer of Signet Jewelers, Ltd., the world's largest retailer of diamond jewelry, since October 2024, and previously served as Chief Financial & Strategy Officer from March 2021 to October 2024. She has held the position of Chief Financial Officer at Signet since April 2019. Prior to joining Signet, Ms. Hilson served as Chief Financial Officer of David’s Bridal Inc., a large specialty clothing retailer from 2014 to 2019; Executive Vice President and Chief Financial Officer and other executive financial leadership roles at American Eagle Outfitters, Inc., a lifestyle, clothing and accessories retailer from 2005 to 2012; and in several financial reporting, financial planning and merchandise planning positions at Limited Brands, Inc., a specialty retailer, including as Executive Vice President and Chief Financial Officer for Victoria’s Secret Stores division. Ms. Hilson served as the Controller of Sterling Jewelers (now Signet Jewelers) from 1985 to 1992. She began her career as an auditor at Coopers & Lybrand LLP, one of the oldest professional financial and consulting services firms in the United States (which subsequently merged with PricewaterhouseCoopers).

CYNTHIA T. JAMISON Independent

Chair of the Board, Darden Restaurants, Inc.

Age: 66 Director Since: March 2026 Committees: Not yet assigned Other Current Public Company Boards: International Flowers & Fragrances Inc.

Key Experience and Skills

Ms. Jamison has a tremendous breadth of public company governance experience. She brings unique perspective to the Board having served as a financial and operational executive at many organizations and as a boardroom leader providing strategic oversight to several companies in transformation and growth.

Professional Experience

Ms. Jamison is a corporate governance expert with decades of executive experience leading companies in transformation. Since September 2023, Ms. Jamison has served as Chair of the Board of Darden Restaurants, Inc., a leading owner and operator of several restaurants in North America, where she has served as a director since 2014. Ms. Jamison previously served as Chief Financial Officer of AquaSpy, Inc., an agricultural technology company, from April 2009 through December 2012, where she helped establish the financial and accounting functions, and as a Partner of Tatum LLC, an executive services firm, from June 1999 to April 2009. While at Tatum, Ms. Jamison led the Chief Financial Officer practice from January 2026 to April 2009, leading over 400 chief financial executives, and herself served as Chief Financial Officer for eight organizations, usually in turnaround or high growth periods of transformation. In addition to her service at Darden, she has served on the board of directors of International Falvors & Fragrances Inc., a manufacturer of specialty chemicals, since December 2024, and as a trustee of Save the Children since February 2024. She has extensive governance experience, having also served as Chair of the Board of Big Lots Stores, Inc., a discount retail chain, from May 2022 until September 2025, and the Chair of the Board of Tractor Supply Company, a retailer for agriculture, livestock and home improvement needs, from January 2014 until May 2023, as well as holding leadership positions on several other boards of directors, including the ODP Corporation, a business solutions services provider.

RICHARD A. JOHNSON Independent

Former President and Chief Executive Officer, Foot Locker, Inc.

Age: 68 Director Since: January 2026 Committees: Compensation Nominating and Corporate Governance Other Current Public Company Boards: H&R Block (Chair) Build-A-Bear-Workshop, Inc.

Key Experience and Skills

Mr. Johnson brings more than 30 years of experience in retail, with deep experience in merchandising and store operations. He also brings experience with information technology and driving digital change in an organization. Mr. Johnson has a wealth of corporate governance and Board leadership experience, having served as Chair of the Board of both Foot Locker, Inc. and H&R Block, Inc.

Professional Experience

Mr. Johnson is a seasoned executive and has been at the forefront of retail by driving industry change across digital transformation, consumer experience, marketing, and merchandising. Mr. Johnson was the President and Chief Executive Officer of Foot Locker, Inc., a multinational retail chain with brand-name athletic shoes, clothing and accessories, from December 2014 until September 2022. Prior to serving as President and Chief Executive Officer, Mr. Johnson held senior leadership roles in the merchandising and store operations functions for Foot Locker over a nearly 30-year tenure with the organization, including serving as the Executive Vice President and Chief Operating Officer from May 2012 through December 2014 and as Executive Vice President and President of Store Operations from June 2011 through May 2012. Mr. Johnson also served as Chairman of the Board of Directors of Foot Locker from May 2016 through January 2023. Mr. Johnson has served as a director for Build-A-Bear Workshop Inc., a specialty retail store, since March 2025, and as the Chairman of the Board of Directors of H&R Block, Inc., a tax preparation company, since September 2015.

EUGENE I. LEE, JR. Independent (Chair of the Board)

Former Chairman and Chief Executive Officer, Darden Restaurants, Inc.

Age: 64 Director Since: November 2015 Committee: None Other Current Public Company Boards: Portillo's Inc. (Chair)

Key Experience and Skills

Mr. Lee’s prior experience as the Chief Executive Officer of a national group of chain restaurants provides him with strong insights into customer service and the types of management issues that face companies with large numbers of employees in numerous locations throughout the country. In addition, he brings experience in marketing, real estate, strategic planning and change management. His long tenured service on the boards of directors of RARE Hospitality International, Inc. and Darden Restaurants, Inc., as well as his temporary service as Interim Executive Chair of the Advance Auto Parts Board, have deepened his governance expertise and board leadership experience.

Professional Experience

Mr. Lee has decades of operational leadership, senior executive and corporate governance experience. He served as the President and Chief Executive Officer of Darden Restaurants, Inc. (“Darden”), the owner and operator of Olive Garden, LongHorn Steakhouse, Bahama Breeze, Cheddar’s Scratch Kitchen, Seasons 52, The Capital Grille, Eddie V’s and Yard House restaurants in North America, from February 2015 through May 2022. Previously, Mr. Lee served as Darden’s President and Interim Chief Executive Officer from October 2014 to February 2015, and President and Chief Operating Officer from September 2013 to October 2014. He served as President of Darden’s Specialty Restaurant Group from October 2007 to September 2013 following Darden’s acquisition of RARE Hospitality International, Inc., where he had served as President and a member of the Board of Directors since 2001. Mr. Lee served as a member of the Darden Board of Directors from February 2015 through September 2023, including as Chairman from January 2021 through September 2023, and has served as a director for Portillo's Inc., a restaurant chain, since June 2025, including service as the Lead Independent Director from June 2025 until February 2026 and service as Chairman from March 2026 onward.

SHANE M. O'KELLY

President and Chief Executive Officer, Advance Auto Parts, Inc.

Age: 57 Director Since: September 2023 Committee: None Other Current Public Company Boards: Stanley Black & Decker, Inc.

Key Experience and Skills

Mr. O'Kelly has served as our President and Chief Executive Officer and a member of our Board since 2023. Previously, Mr. O'Kelly was the Chief Executive Officer of HD Supply, Inc. ("HD Supply") where he improved operational execution, oversaw the transition of a distribution center network and delivered record sales and profit numbers. Mr. O'Kelly brings to the Board significant experience and leadership in the areas of general management, retail operations and strategic planning.

Professional Experience

Mr. O’Kelly joined Advance Auto Parts as President and Chief Executive Officer in September 2023. Prior to joining Advance, Mr. O’Kelly served as the Chief Executive Officer of HD Supply, a national distributor and provider of maintenance, repair and operations (“MRO”) products and a wholly-owned subsidiary of The Home Depot, Inc. (the “Home Depot”), a leading home improvement retailer, from December 2020 to September 2023. From March 2018 through December 2020, Mr. O’Kelly served as Chief Executive Officer of Interline Brands, Inc., a leading national distributor and marketer of MRO products that was merged into Home Depot in December 2020. He previously served as Chief Executive Officer of PetroChoice Holdings, Inc., a leading national lubricant distributor, from June 2011 to March 2018, and as Chief Executive Officer of AH Harris & Sons, Inc., a specialty construction supply distributor, from January 2008 to June 2011. Mr. O'Kelly has served as a director for Stanley Black & Decker, Inc., a manufacturer of industrial tools and household hardware, since January 2026. Mr. O’Kelly formerly served as a Captain in the U.S. Army.

THOMAS W. SEBOLDT Independent

President, Seboldt Consulting Services LLC

Age: 59 Director Since: March 2024 Committee: Nominating and Corporate Governance Other Current Public Company Boards: None

Key Experience and Skills

Mr. Seboldt has over three decades of service in the automotive industry. In particular, his deep experience in merchandising at O'Reilly Automotive, Inc. brings key experience in a focus area for the Company. He has also served in leadership roles on several prominent industry associations, which provides the Board with valuable insights on matters of particular importance in the aftermarket automotive industry.

Professional Experience

Mr. Seboldt is a seasoned executive in the automotive retail industry with over three decades of industry experience. Mr. Seboldt has been the President of Seboldt Consulting Services LLC, an automotive industry consulting firm, since January 2019. Previously, Mr. Seboldt spent the vast majority of his career with O’Reilly Automotive, Inc., an American auto parts retailer, from 1987 until November 2018, where he held several titles of increasing responsibility, including Vice President, Merchandising. Mr. Seboldt has also served on the board of prominent industry associations including the California Automotive Wholesalers’ Association (“CAWA”) and the Auto Care Association. During his tenure on the CAWA Board, Mr. Seboldt has served in a variety of positions, including President, Vice President, Executive Committee member and Treasurer.

GREGORY L. SMITH Independent

Chief Supply Chain Officer, Walgreen Co.

Age: 62 Director Since: March 2024 Committee: Compensation (Chair) Finance Other Current Public Company Boards: None

Key Experience and Skills

Mr. Smith brings deep expertise in supply chain to the Board, providing valuable insights in a key area of focus for the Company. His executive experience in multinational retail organizations, including organizations that serve both consumers and other businesses, brings valuable perspective to the Board.

Professional Experience

Mr. Smith is a proven supply chain expert with nearly 40 years of experience across a variety of industries. Since December 2025, Mr. Smith has served as Chief Supply Chain Officer of Walgreen Co., an American pharmacy store chain. Mr. Smith served as Executive Vice President Enterprise Operations of Medtronic plc, a leading global healthcare technology company, from August 2024 to December 2025 and previously served as Executive Vice President, Global Operation and Supply Chain from April 2021 to August 2024. Prior to joining Medtronic in 2021, Mr. Smith was Executive Vice President, Supply Chain of Walmart Inc., a multinational omni-channel retail corporation, from 2017 to 2021 and Senior Vice President, Global Operations of The Goodyear Tire and Rubber Company, a multinational tire manufacturer, from 2011 to 2016. Earlier in his career, Mr. Smith spent a decade with Conagra Foods, Inc., a consumer packaged goods company, where he served in several leadership positions, including Executive Vice President, Supply Chain. He previously held roles with United Signature Foods LLC and Aurora Foods Inc.

A. BRENT WINDOM Independent

President, Windom Consulting LLC

Age: 65 Director Since: March 2024 Committee: Compensation Finance Other Current Public Company Boards: None

Key Experience and Skills

Mr. Windom's deep automotive industry experience, including service as chief executive officer at multiple organizations, provides the Board with valuable insights. Mr. Window's expertise in operations, particularly in the automotive aftermarket, provide highly relevant subject matter expertise. He also brings experience in Canadian operations to the Board.

Professional Experience

Mr. Windom is an experienced automotive industry executive, having spent nearly four decades working in roles across the sector. Most recently, Mr. Windom has served as the President of Windom Consulting LLC, an executive consulting services business, since July 2021. From May 2019 to June 2021, Mr. Windom served as President and Chief Executive Officer of Uni-Select Inc., a leading automotive refinish, industrial coatings and automotive aftermarket parts distributor. Previously, Mr. Windom was President and COO of Canadian Automotive Group, Uni-Select’s Canadian business, from July 2017 to May 2019. Mr. Windom also served as president and Chief Executive Officer of Auto Plus | Pep Boys, a major U.S.-based distributor of automotive aftermarket parts and an aftermarket retailer, from February 2016 until July 2017, which was formed following Icahn Enterprises L.P.’s acquisition of Uni-Select USA, Inc. and Beck/Arnley Worldparts, Inc. Prior to joining IEH Auto Parts, Mr. Windom spent 10 years with Uni-Select, where he held positions of increasing responsibility including President and Chief Operating Officer, Uni-Select USA.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF OUR BOARD NOMINEES.

Corporate Governance

Overview

We believe that our strong corporate governance practices reflect our values and support our strategic and financial performance. The compass of our corporate governance practices can be found in our by-laws, our Guidelines on Significant Governance Issues and our Code of Ethics and Business Conduct, which were adopted by our Board to guide our Company, our Board and our employees (“associates”) and are available on our website at ir.advanceautoparts.com under "Governance." Each standing committee of the Board has a charter, available at ir.advanceautoparts.com under "Governance," that spells out the roles and responsibilities assigned to it by the Board. In addition, the Board has established policies and procedures that address matters such as risk oversight, stockholder and interested party communications with the Board, transactions with related persons, insider trading, executive officer succession planning and other matters. For additional information about corporate governance highlights, please see "Proxy Summary - Corporate Governance Highlights."

Board Composition and Refreshment

Our directors possess a breadth of skills and depth of experience relevant to being able to provide effective oversight for the execution of the Company's agenda and creation of long-term value. For additional information about the skills, experiences and characteristics of our Board, please see "Proxy Summary - Director Skills."

We believe the Board benefits from a balance of newer directors, who bring fresh perspectives, and longer serving directors, who have contributed to our strategy over time and have deep understanding of our operations. Our Guidelines on Significant Governance Issues contain a retirement age provision but not a retirement tenure provision. Our Nominating and Corporate Governance Committee considers tenure as one of the many factors in annual director nominations and believes that each of Messrs. Lee and Ferraro, each of whom has exceeded 10 years in tenure with the organization, brings highly valuable perspective and leadership, in part directly attributable to their years of service to the Company. With six new directors having joined the Board in the past three years, the Board also believes that the continuous service of Messrs. Lee and Ferraro has been helpful in enabling newer directors to more quickly understand the Company's strategy and operations and has enhanced the Board's overall effectiveness. Our Board has also recently appointed two new directors, adding further retail operational and executive expertise and corporate governance expertise. We continually assess the composition of the Board to ensure continued alignment with the strategic direction of the Company, and the Board believes that the fresh perspectives and particular skills of its newest directors will be valuable in the oversight of the Company's execution of its strategic goals.

6 new directors have joined our Board in the past 3 years	4.0 years average tenure of our director nominees

Nominations for Directors

Identifying Director Candidates

The Nominating and Corporate Governance Committee is responsible for leading the search for and evaluating qualified individuals to become nominees for election as directors. The Committee is authorized to retain a search firm to assist in identifying, screening and attracting director candidates. After a director candidate has been identified, the Committee evaluates each candidate for director within the context of the needs of the Board in its composition as a whole. The Committee considers such factors as the candidate’s business experience, skills, independence, judgment, diversity and ability and willingness to commit sufficient time and attention to the activities of the Board. At a minimum, recommended candidates for nomination must possess the highest personal and professional ethics, integrity and values, and commit to representing the long-term interests of our stockholders.

Stockholder Recommendations for Director Candidates, Proxy Access and Universal Proxy Rules

The Nominating and Corporate Governance Committee will consider stockholder suggestions for nominees for directors. Any stockholder who desires to recommend a candidate for director must submit the recommendation in writing and follow the procedures set forth in our by-laws. Our by-laws require that a stockholder’s nomination be received by the corporate secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. The notice should include the following information about the proposed nominee: name, age, business and residence addresses, principal occupation or employment, the number of shares of Company stock owned by the nominee and additional information required by our by-laws as well as any information that may be required by the SEC’s regulations. In addition, the stockholder providing the notice should provide his or her name and address as they appear on our books, the number and type of shares or other equitable interests that are beneficially owned by the stockholder and additional information required by our by-laws. The Committee does not evaluate any candidate for nomination as a director any differently solely because the candidate was recommended by a stockholder. A copy of our by-laws may be obtained by submitting a request to: Advance Auto Parts, Inc., 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. Our by-laws also are available on our website at ir.advanceautoparts.com under "Governance."

Additionally, our by-laws provide that a stockholder, or group of 20 or fewer stockholders, owning at least three percent of our outstanding shares continuously for at least three years may nominate candidates to serve on the Board and have those candidates included in our annual meeting materials. The maximum number of proxy access candidates that a stockholder or stockholder group may propose as nominees is the greater of (i) two or (ii) 20 percent of the Board. This process is subject to additional eligibility, procedural and disclosure requirements as provided in our by-laws, including the requirements that the nominee must be deemed to be independent under applicable stock exchange listing requirements and that notice of such nominations must be delivered to us neither later than 120 days nor earlier than 150 days prior to the first anniversary of the date on which we mailed the proxy statement for the preceding year’s annual meeting of stockholders.

As specified in our by-laws, if a stockholder intends to comply with the SEC's universal proxy rules and to solicit proxies in support of director nominees other than the Company's nominees, the stockholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year's annual meeting.

Board Independence and Structure

Independence

Our Board reviews each director's independence at least annually with the assistance of the Nominating and Corporate Governance Committee and has determined that each of our directors other than Mr. O'Kelly is “independent” under the listing standards of the New York Stock Exchange (“NYSE”) because each of these individuals:

(1)
has no material relationship with us or our subsidiaries, either directly or indirectly, as a partner, stockholder or officer of an organization that has a relationship with us or our subsidiaries; and
(2)
satisfies the “bright line independence” criteria set forth in Section 303A.02(b) of the NYSE’s listing standards.

The Board determined that Mr. O'Kelly is not independent because he is employed as our President and Chief Executive Officer.

In the independence determination, the Board assessed the issue of materiality of any relationship not merely from the standpoint of each director or nominee, but also from that of persons or organizations with which the director or nominee may have an affiliation. Each director is required to keep the Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect his or her independence.

Leadership Structure

Our Guidelines on Significant Governance Issues and by-laws allow the Board to combine or separate the roles of the Chair of the Board and the Chief Executive Officer. The Board regularly considers whether to maintain the separation of the roles of Chair and Chief Executive Officer. In the event that the Board chooses to combine these roles, or in the event that the Chair of the Board is not an independent director, our Guidelines on Significant Governance Issues provide for the selection of an independent Lead Director. Mr. Lee currently serves as the independent Chair of the Board. Although the Board believes this structure is appropriate under the present circumstances, the Board has also not adopted a policy on whether the roles of Chairman and Chief Executive Officer should be separated or combined because the Board believes that there is no single best blueprint for structuring Board leadership and that, as circumstances change, the optimal leadership structure may change.

The responsibilities of the independent Chair or independent Lead Director include participating in development of the Board’s agenda, as well as facilitating the discussions and interactions of the Board to ensure that every director's viewpoint is heard and considered. The Chair presides over meetings of the Board and, if independent, also over meetings of the independent directors. When the Chair is not independent, the independent Lead Director is expected to preside over meetings of the independent directors. Where an independent Lead Director exists, he or she also has the responsibility to act as principal liaison among the Chair, the Chief Executive Officer and the full Board.

Committees and Meetings

Our Board met six times during 2025 and received periodic written updates from management throughout the year. Each incumbent director attended 75 percent or more of the total number of meetings of the Board and meetings of the committees of the Board on which he or she served during his or her tenure. Our Guidelines on Significant Governance Issues provide that our directors should attend annual meetings of stockholders, and all of our current directors who were serving at the time attended our 2025 annual meeting of stockholders and were available for questions from our stockholders. In accordance with applicable NYSE listing requirements, our independent directors hold regular executive sessions at which management, including the Chief Executive Officer, is not present. During 2025, these meetings were presided over by Mr. Lee, our independent Chair of the Board.

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which consists of entirely of independent directors in accordance with the listing standards of the NYSE and whose members satisfy the applicable board committee qualification requirements of the NYSE and SEC, as well as a Finance Committee, which also consists entirely of independent directors. The following table sets forth the names of each current committee member, the number of times each committee met in 2025 and the primary responsibilities of each committee.

Our Board has adopted written charters for each committee setting forth the roles and responsibilities of each committee. Each of the charters is available on our website at ir.advanceautoparts.com under "Governance."

AUDIT COMMITTEE
Member: John F. Ferraro(Chair) Carla J. Bailo Joan M. Hilson Meeting in 2025: 5

Primary Responsibilities

•
monitors the integrity of our financial statements, reporting processes, internal controls and legal and regulatory compliance;
•
appoints, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm;
•
pre-approves all audit and permitted non-audit services to be performed by our independent registered public accounting firm;
•
monitors the qualifications and independence and oversees performance of our independent registered public accounting firm;
•
reviews, discusses with management and oversees the Company's information technology, cybersecurity risk and privacy exposures; and
•
reviews with management the implementation and effectiveness of the Company’s compliance programs, discusses guidelines and policies with respect to risk assessment and risk management and oversees our internal audit function.

COMPENSATION COMMITTEE
Members: Gregory L. Smith (Chair) Richard A. Johnson A. Brent Windom Meetings in 2025: 4

Primary Responsibilities

•
reviews and approves our executive compensation philosophy;
•
annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and evaluates CEO performance in light of these goals;
•
determines and approves the compensation of our executive officers;
•
oversees our incentive and equity-based compensation plans, reviews and approves our peer companies and data sources for purposes of evaluating our compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements;
•
oversees development and implementation of succession plans for executives (other than the CEO), including identifying successors and reporting annually to the Board;
•
oversees the Company’s executive compensation recovery (“clawback”) policy; and
•
recommends to the Board compensation guidelines for determining the form and amount of compensation for outside directors.

NOMINATING and CORPORATE GOVERNANCE COMMITTEE
Members: Carla J. Bailo (Chair) Richard A. Johnson Thomas W. Seboldt Meetings in 2025: 6

Primary Responsibilities

•
assists the Board in identifying, evaluating and recommending candidates for election to the Board;
•
establishes procedures and provides oversight for evaluating the Board and management;
•
oversees development and implementation of the CEO succession plan, including identifying the CEO's successor and reporting annually to the Board;
•
develops, recommends and reassesses our corporate governance guidelines;
•
reviews and recommends retirement and other policies for directors and recommends to the Board whether to accept or reject a director's resignation;
•
reviews the development and communication of our business sustainability programs;
•
evaluates the size, structure and composition of the Board and its committees; and
•
establishes procedures for stockholders to recommend candidates for nomination as directors and to send communications to the Board.

FINANCE COMMITTEE
Members: Joan M. Hilson (Chair) Gregory L. Smith A. Brent Windom Meetings in 2025: 5

Primary Responsibilities

•
reviews and makes recommendations to the Board regarding the Company's financial policies, practices and strategies;
•
reviews any significant changes to the Company's capital structure and financing arrangements;
•
reviews the financial aspects of any proposed acquisition or divestiture;
•
reviews and provides input to management in connection with development of the Company's financial plan; and
•
reviews major banking relationships and lines of credit.

Board’s Role in Risk Oversight

One of our Board’s responsibilities is the oversight of the enterprise-wide risk management activities of the Company. Risk is inherent in any business, and the Board’s oversight, assessment and decisions regarding risks occur in the context of, and in conjunction with, the other activities of the Board and its committees that are comprised solely of non-management directors. As further described below, the Board, directly and through its committees, regularly engages in risk dialogue with management.

Our management retains primary responsibility for identifying risks and risk controls related to significant business activities and mapping those risks to our long-term strategy. On an annual basis, our management executes a comprehensive risk identification and analysis process and reports and discusses its findings with the Board. In addition to the comprehensive annual review, management provides regular updates to the Audit Committee, or as appropriate, the full Board, on risk exposure and mitigation efforts, as well as discusses any recommendations with respect to risk management.

Each committee of the Board is responsible for oversight of areas of risk related to its delegated responsibilities as follows, and each of the committees regularly reports on its discussions and activities to the Board:

•
Audit Committee: financial reporting; independent audit; enterprise risk management process and assessment; Internal Audit; internal controls and compliance (including ethics hotline reporting); cybersecurity and data privacy
•
Compensation Committee: compensation programs, policies and practices, including with respect to confirmation that they do not encourage unnecessary or excessive risk taking and the relationship between them and the relationship among our risk management policies and practices
•
Nominating and Corporate Governance Committee: corporate governance; director candidate selection; Board and CEO succession; Board evaluation; corporate sustainability; related party transactions and potential conflicts of interest; insider trading; and political and charitable contributions
•
Finance Committee: financial risk assessment and management; capital strategies and policies; insurance programs

Board Evaluation

The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness. Evaluations are designed to assess the qualifications, attributes, skills and experience represented on the Board and whether the Board, its committees and individual directors are functioning effectively.

Role of the Board	Role of the Board’s Committees
The Board is responsible for annually conducting an evaluation of the Board and individual directors.	The Nominating and Corporate Governance Committee coordinates each Committee's annual evaluation of its performance and reporting of the results to the Board.

2025 Evaluation Process	Topics Addressed in 2025

The evaluation process included live interviews with each director conducted by an independent third party, who compiled the results and discussed them with the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee. The results of the assessment were then reported to and discussed by the full Board.

Topics addressed in the evaluation process included, among others: the role and functioning of the Board and Board committees; Board oversight of the Company's strategy and interactions with the management team; Board composition and refreshment; interpersonal dynamics of the Board and committees; qualifications and contributions of directors; Board committee structure and governance; and representation of stockholder interests.

Stockholder and Interested Party Communications with our Board

Any interested party, including any stockholder, who desires to communicate with our Board generally or directly with a specific director, one or more of the independent directors, our non-management directors as a group or our Chair of the Board, including on an anonymous or confidential basis, may do so by delivering a written communication to the Board, a specific director, the independent directors, the non-management directors as a group or to our Chair of the Board, c/o Advance Auto Parts, Inc., 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: General Counsel. The general counsel will not open a communication that is conspicuously marked "Confidential" and is addressed to one or more of our independent directors, our non-management directors as a group or our Chair of the Board and will forward each such communication to the appropriate individual director or group of directors. Such communications will not be disclosed to the non-independent members of our Board or management unless so instructed by the independent or non-management directors.

Code of Ethics and Business Conduct

We expect all of our associates, our officers and our directors, and any parties with whom we do business to conduct themselves in accordance with the highest ethical standards. Accordingly, we have adopted a Code of Ethics and Business Conduct, which outlines our commitment to, and expectations for, honest and ethical conduct by all of these persons and parties in their business dealings. Our Code of Ethics and Business Conduct includes provisions with respect to the human rights standards for our company and those with whom we do business. Our associates, officers and directors are expected to review and acknowledge our Code of Ethics and Business Conduct annually. In addition, our associates and our officers are expected to participate in training on our Code of Ethics and Business Conduct on an annual basis. A complete copy of our Code of Ethics and Business Conduct is available at ir.advanceautoparts.com under "Governance." The Company will disclose within four business days any substantive changes in, or waivers of, the Code of Ethics and Business Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website rather than by filing a Form 8-K.

Code of Ethics for Finance Professionals

We have also adopted a Code of Ethics for Finance Professionals to promote and provide for ethical conduct by our finance professionals, as well as for full, fair and accurate financial management and reporting. Our finance professionals include our principal executive officer, principal financial officer, principal accounting officer or controller and any other person performing similar functions. We expect all of these finance professionals to act in accordance with the highest standards of professional integrity, to provide full and accurate disclosure in any public communications as well as reports and other documents filed with the SEC and other regulators, to comply with all applicable laws, rules and regulations and to deter wrongdoing. Our Code of Ethics for Finance Professionals is intended to supplement our Code of Ethics and Business Conduct. A complete copy of the Code of Ethics for Finance Professionals is available at ir.advanceautoparts.com under "Governance." The Company will disclose within four business days any substantive changes in, or waivers of, the Code of Ethics for Finance Professionals granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website rather than by filing a Form 8-K.

Insider Trading Policy

Also related to our commitment to, and expectations for, honest and ethical business conduct and compliance with applicable laws, rules and regulations, we have adopted an Insider Trading Policy that governs purchases, sales and other dispositions of our securities, as well as the disclosure of material, nonpublic information about our Company, by our directors, officers and associates that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended 2025.

Related Party Transactions

Pursuant to our Code of Ethics and Business Conduct and the Board’s policy with respect to related party transactions, officers and directors are required to disclose to the Chair of the Nominating and Corporate Governance Committee of the Board or to our general counsel any transaction or relationship that may create an actual or perceived conflict of interest. Pursuant to the Board’s policy, our general counsel’s office reviews such transactions or relationships and advises the Nominating and Corporate Governance Committee in the event that a transaction or relationship is determined to be a related party transaction. The Nominating and Corporate Governance Committee then reviews the transaction in light of the relevant facts and circumstances and makes a determination of whether to approve the transaction. In the case of a transaction involving a director, the Nominating and Corporate Governance Committee would also review the transaction to determine whether it might have an effect on the independence of the director. The Nominating and Corporate Governance Committee reports its conclusions and recommendations to the Board for its consideration.

In addition, our Guidelines on Significant Governance Issues require each director to disclose to the Board (or the Nominating and Corporate Governance Committee) any interest that he or she has in any contract or transaction that is being considered by the Board for approval. After making such a disclosure and responding to any questions the Board may have, the interested director is expected to abstain from voting on the matter and leave the meeting while the remaining directors discuss and vote on such matter.

On an annual basis, each director and executive officer is obligated to complete a questionnaire that requires identification of Related Persons as defined by the Company's Related Persons Policy and requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. The questionnaire is prepared and distributed by our general counsel’s office, and each director and executive officer returns the completed questionnaire to the general counsel’s office for review. Any related party transactions with directors or executive officers that have been identified through the processes described above are disclosed consistent with applicable rules and regulations; there were no such transactions during 2025.

Succession Planning

In light of the critical importance of executive leadership to our success and consistent with our Guidelines on Significant Governance Issues, the Board has adopted a chief executive officer succession planning process that is led by the Nominating and Corporate Governance Committee. The Guidelines on Significant Governance Issues and the Nominating and Corporate Governance Committee Charter provide that the Nominating and Corporate Governance Committee is charged with the responsibility of developing a process for identifying and evaluating candidates to succeed the Chief Executive Officer and to report at least annually to the Board on the status of the succession plan, including issues related to the preparedness for the possibility of an emergency situation involving senior management and assessment of the long-term growth and development of the Chief Executive Officer, and identifying the Chief Executive Officer's successor. The Compensation Committee is charged with overseeing non-CEO succession planning. Our Guidelines on Significant Governance Issues also provide that in the event the Board undertakes to name a successor to the Chief Executive Officer, the independent directors shall name a Succession Committee to identify, assess and make recommendations to the Board regarding candidates for that position.

Director Compensation

Under our director compensation program, each non-management director receives annual compensation consisting of a combination of cash and equity-based compensation. Management directors do not receive any additional compensation for services as a director. Each non-management director receives an annual retainer of $100,000 and additional applicable retainers or fees as set forth in the following paragraph.

Directors who chair Board committees receive additional retainer amounts annually for their committee chair responsibilities. The Audit Committee Chair receives $25,000, the Compensation Committee Chair receives $20,000, the Nominating and Corporate Governance Chair receives $17,500 and the Finance Committee Chair receives $17,500. The independent Board Chair (or the independent Lead Director in the event the Board Chair is not independent) receives an additional $200,000 annual retainer.

Each non-management director may elect to defer or receive all or a portion of his or her retainer amounts in the form of deferred stock units, or DSUs. Each DSU is equivalent to one share of our common stock. Dividends paid by us are credited toward the purchase of additional DSUs and are distributed together with the underlying DSUs. DSUs are payable in the form of common stock to participating directors over a specified period of time as elected by the participating director, or whenever their service with the Company ends, whichever is sooner.

In addition, each non-management director receives equity compensation valued at $165,000 per year as of the date of grant. The equity compensation is awarded annually in the form of DSUs, granted to directors shortly after the date of the annual stockholder meeting, and will be distributed in common shares after the director’s service with the Company ends. Board members who are appointed at any time other than at the annual meeting receive a prorated DSU award with a grant value based upon the number of months from their election date until the next annual stockholder meeting. The annual grant of DSUs may vest pro-rata based upon the number of months the director has served during the current term in the event that a director's service as a member of the Board ends before one year from the date of grant. On May 27, 2025, each non-management director serving at the time received 3,326 DSUs valued at $165,000 on the date of grant.

2025 Director Summary Compensation

Information provided in the following table reflects the compensation delivered to our non-management directors for 2025:

Name	Fees Earned or Paid in Cash(a)	Stock Awards(b)	Total

Carla J. Bailo	$117,500	$165,000	$282,500
John F. Ferraro	125,000	165,000	290,000
Joan M. Hilson	117,500	165,000	282,500
Jeffrey J. Jones II	120,000	165,000	285,000
Eugene I. Lee, Jr.	300,000	165,000	465,000
Thomas W. Seboldt	100,000	165,000	265,000
Gregory L. Smith	100,000	165,000	265,000
A. Brent Windom	100,000	165,000	265,000

(a)
Includes earned or deferred board and chair retainers for 2025.
(b)
Represents the grant date fair value of DSUs granted during 2025 for the annual equity retainers. The grant date fair value is calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 ("ASC Topic 718") based on the closing price of the Company’s stock on the date of grant.

Directors’ Outstanding Equity Awards at 2025 Fiscal-Year End

The following table provides information about the equity awards outstanding as of the end of our last fiscal year for our non- management directors.

Name	Outstanding Deferred Stock Units (#)

Carla J. Bailo	11,240
John F. Ferraro	23,043
Joan M. Hilson	9,637
Jeffrey J. Jones II	13,830
Eugene I. Lee, Jr	80,099
Thomas W. Seboldt	6,609
Gregory L. Smith	6,405
A. Brent Windom	6,405

Proposal No. 2

Stockholder Advisory Vote to Approve the Compensation of the Company's Named Executive Officers

We encourage you to review the CD&A section of this Proxy Statement and vote to approve the compensation of our named executive officers as disclosed therein and in the accompanying tables and narrative discussion contained in this Proxy Statement. We are providing this opportunity to vote on the compensation of our named executive officers as required by Section 14A of the Securities Exchange Act of 1934. Although your vote is advisory and not binding on our Board, our Compensation Committee or the Board will carefully consider the voting results and take them into consideration when making future decisions regarding executive compensation policies and procedures. We generally hold a say-on-pay vote annually, and it is expected that the next say-on-pay vote will occur at the 2027 annual meeting of stockholders.

Our executive compensation programs have played a key role in our ability to attract and retain a highly experienced, successful team to manage our Company and drive strategic and financial results for our stockholders. We believe our executive compensation programs are well structured to further our business objectives and support our culture. We believe that our compensation programs help further engage our workforce and position us to deliver strong results for our stockholders, our customers and the communities in which we operate.

We believe our executive compensation programs strike the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

•
The compensation of our executives is based on a design that aims to align pay with both the attainment of annual operational and financial goals, which the Compensation Committee establishes, and sustained long-term value creation;
•
Our compensation programs are substantially tied into our key business objectives and the success of our stockholders. If the value we deliver to our stockholders declines, so does the value of the compensation we deliver to our executives;
•
We maintain high levels of corporate governance oversight over our executive pay programs;
•
We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity to help ensure that our compensation programs are within the norm of a range of market practices; and
•
Our Compensation Committee, in conjunction with our Nominating and Corporate Governance Committee and senior management, engages in a talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.

The Board strongly endorses our executive compensation programs and recommends that our stockholders vote in favor of the following resolution:

"RESOLVED, that the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the "Compensation Discussion and Analysis," compensation tables and narrative discussion contained in this Proxy Statement, is hereby APPROVED."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Summary

2025 saw significant progress on our strategic initiatives and a return to profitability. Across our business, we have been returning to the fundamentals of retail. Our strategy focuses on merchandising excellence, supply chain and store operations. During 2025, our merchandising function continued to navigate a highly complex and challenging landscape, improving the key areas of strategic sourcing, assortment and pricing and promotions. Our supply chain function consolidated distribution centers and rolled out new market hubs ahead of our expected timeline and is focusing on improving distribution center productivity and optimizing transportation. Our store operations team launched a new store operating model, focusing on efficient allocation of resources and reducing time to serve, as well as growing professional sales.

The amount of compensation realized by our executives heavily depends on our performance. For 2025, our short-term incentive program measured performance against comparable store sales and adjusted operating income, as well as against individual objectives tied to our strategic plan that accounted for 10% of target earning opportunity. Based on our strong annual results and individual performances, our named executive officers are each receiving payouts of ~97% of target. These results follow short-term incentive payouts of only 10% in 2024 and 0% in 2023 and mark the delivery of meaningful financial progress from execution on the fundamentals of the Company’s strategic plan.

Based on relative Total Shareholder Return performance from 2023 – 2025, performance shares granted in 2023 paid out at 0% and therefore did not vest in March 2026. This marks the third consecutive year of zero payout for our long-term incentive program. While our compensation program aims to provide meaningful long-term incentive opportunity and competitive overall pay to attract and retain talent, ultimately the Company’s performance has not been strong enough compared to peers in recent years to merit a payout under this portion of the program.

The following table highlights the close pay-for-performance alignment of our programs over the past several years. Long-term incentives paid out for the 2020 – 2022 performance period following record performance at the Company, but they have not paid out since. Short-term incentives have been tailored to robust near-term business objectives and appropriately varied with the Company’s performance over the past several years.

Performance Year(s) Ended:	2022	2023	2024	2025
STI Payout:	38%	0%	10%	97%
LTI Payout:	123%	0%	0%	0%

Shareholder Support of Executive Compensation Program

We evaluate our pay practices and executive compensation program annually. We value the feedback of our stockholders, and in addition to considering the prior year’s say-on-pay voting results, we proactively engage in outreach with many of our stockholders to solicit their input on a wide range of topics, including executive compensation. We consider any feedback provided by our stockholders, including the prior year’s say-on-pay results and the advice of our compensation consultant with respect to current peer practices, broader market trends and best practices as we determine how to best incentivize and reward executive performance.

At our 2025 Annual Meeting of Shareholders, 82.2% of the votes cast approved our executive compensation program. While still reflecting strong support of the Company’s executive compensation program, the support level was lower than prior years. The Company regularly proactively engages with shareholders on governance and compensation topics. In 2025, the Company reached out to 41% of its shareholders and held such engagement discussions with 37% of its shareholders. These discussions revealed that a significant portion of the decline in say-on-pay support was attributable to perceived underperformance of the Company relative to its most direct competitors, and was not attributable to shareholder objections with the overall design of, or particular attributes of, the executive compensation program. Particularly considering the results of the shareholder engagement conversations, the Compensation Committee considered the outcome of that advisory vote to reflect continued strong approval of the Compensation Committee’s approach to compensation policies and decisions.

2025 Named Executive Officers

This “Compensation Discussion and Analysis” section describes how we compensate our executive officers and specific compensatory decisions and outcomes for 2025. Our named executive officers (or “NEOs”) for 2025 were:

Shane M. O’Kelly	President, Chief Executive Officer
Ryan P. Grimsland	Executive Vice President, Chief Financial Officer
Bruce M. Starnes, III	Executive Vice President, Chief Merchant
Kristen L. Soler	Executive Vice President, Chief Human Resources Officer
Jeffrey R. Vining	Executive Vice President, General Counsel and Corporate Secretary
Herman L. Word, Jr.	Former Executive Vice President, Professional and Carquest Independents
Shweta Bhatia	Former Executive Vice President, Chief Technology Officer

Overview of Executive Compensation Program

We have designed our executive compensation program to accomplish the following:

(a)
Competitive total target direct pay to retain key executive talent;
(b)
Achievement of short-term operational objectives of our business;
(c)
Creation of long-term shareholder value; and
(d)
Alignment between pay and performance.

Our executive compensation program comprises of three principal elements: base pay, short-term incentive compensation (“STI”) and long-term incentive compensation (“LTI”) that support the achievement of these goals.

The following table provides an overview of each element of our executive compensation program.

	Fixed Compensation	Variable Compensation
Element	Base Pay	STI	LTI
Key Characteristics	Cash salary	Annual cash incentive: 90% key financial metrics 10% individual objectives (through 2025)	Three-year equity incentive: - 50% performance-based restricted stock units ("PSUs") - 50% time-based restricted stock units ("RSUs")
Why We Use It	Provide competitive pay versus market	Link pay to performance by aligning the achievement of short-term operational objectives of our business to annual compensation	Link the largest portion of executive compensation to the creation of long- term shareholder value and promote retention of key talent
How We Set It	- Scope and complexity of role - Market data - Individual contributions to business outcomes - Internal pay equity based on talent retention and succession planning

Individual Opportunity Levels:

- Based on job grade and target opportunity informed by market data

Plan Metrics and Targets:

- Metrics aligned to business priorities including measures for profitability (adjusted operating income, weighted 45%) and sales (comparable store sales, weighted 45%)

- Individual objectives for each executive aligned to functional strategic focus and weighted 10% (through 2025)

Individual Opportunity Levels:

- Scope and complexity of role

- Market data

- Individual contributions to business outcomes

- Talent retention and succession planning

Plan Metrics and Targets:

•
- For prior plan years (through 2026 performance): Single metric to incentivize delivery of strong relative total shareholder return (“rTSR”)
•
- For 2025 award (for 2025 – 2027 performance):
•
Metrics aligned to long-term measures of success for shareholders (50% three-year average comparable store sales; 50% fiscal 2027 Adj. EPS)
•
Modifier for results (+/- up to 25%) for three-year rTSR performance against the S&P 1500 Specialty Retail Index

How It Pays Out	Bi-weekly in cash according to our regular payroll procedures	Annual cash payout based on the achievement of performance metrics	PSUs: Three-year cliff vesting of common shares based on three-year achievement of performance metrics RSUs: Three-year ratable vesting of common shares
Link to Company Performance and Shareholder Value	Retention and attraction of top talent capable of developing, executing and leading our business strategy	Directly aligns to, and varies with, company annual performance levels	Aligns interests with those of shareholders and drives long-term focus and retention

Components of Compensation

Principles. Base salary is an integral part of our executive compensation program designed to provide a competitive, fixed rate of compensation. Base salary is paid in cash administered based on our regular payroll practices.

Methodology. The key factors considered when determining an executive’s base salary are the scope and complexity of the role, competitiveness with the market, individual contributions to business outcomes and talent retention.

2025 Decisions & Rationale. The table below shows and explains the annual adjustments made to base salaries for our NEOs for 2025. In general, salaries are only adjusted based on needs for market competitiveness, expansion of responsibilities, or, in rare instances, consideration of exceptional performance in role. While the Company does not benchmark executive compensation or its components to any particular level, it would consider placement beyond 20% of the median base salary to be relevant in evaluating competitive positioning. In 2025, the Committee made adjustments to base salary for two executives, as further described below:

NEO	2024 Base Salary	2025 Base Salary	Change (%)	Principal Rationale for Adjustment
Shane M. O’Kelly	$1,125,000	$1,125,000	0.0%
Ryan M. Grimsland	$675,000	$725,000	7.4%

The Committee considered the market competitiveness of Mr. Grimsland’s base pay and the extraordinary leadership contributions and performance of Mr. Grimsland during 2024, particularly throughout the Worldpac sales performance. Following the salary adjustment, Mr. Grimsland’s base salary was within ~4% of the median CFO base salary of the Company’s peer group.

Bruce M. Starnes, III	$600,000	$600,000	0.0%
Kristen L. Soler	$525,000	$575,000	9.5%

The Committee primarily considered the market competitiveness of Ms. Soler’s base pay, but also considered Ms. Soler’s tenure in role and strong 2024 performance, particularly related to hiring key leaders and improvement in field turnover. Following the salary adjustment, Ms. Soler’s base salary was within ~5% of the median CHRO base salary of the Company’s peer group.

Jeffrey R. Vining	N/A	$490,000	N/A
Herman L. Word, Jr.	$600,000	$600,000	0.0%
Shweta Bhatia	N/A	$585,000	N/A

Short-Term Incentive Compensation

Principles. We provide opportunity to earn STI to align the achievement of short-term operational objectives of our business to annual compensation and provide competitive overall compensation. We tie performance measures for our STI program closely to key annual targeted deliverables. STI is paid annually in cash based on achievement of the pre-determined metrics.

2025 Design & Methodology. We made modest design changes to our STI program for 2025, including moving from “Operating Income” to “Adjusted Operating Income” as a metric, re-weighting our two financial metrics (to be evenly weighted), and adjusting the payout curves, each as more fully described below.

Overall Program Design. The program consists of two pre-established financial metrics (“Adjusted Operating Income,” weighted at 45%, and “Comparable Store Sales,” weighted at 45%) coupled with an individual performance component (weighted at 10%). Following discussion with F.W. Cook and management, the Compensation Committee determined that Adjusted Operating Income and Comparable Store Sales were the most appropriate measures of achievement of our operational goals for 2025. The change to “Adjusted Operating Income” from “Operating Income” was designed to utilize the measure that management believes more closely reflects the underlying performance of the business and against which it expects the external market to value its performance. For 2025, both financial metrics were evenly weighted to reflect equal emphasis on sales and profitability. Payout curves were re-designed to provide substantial upside earning potential for performance that exceeded targets, while ensuring rigorous targets and minimal variability around target performance levels.

Metric	Rationale
Adjusted Operating Income (45%)

Adjusted operating income is a key profitability measure for our business and adjusts for items not reflective of the Company’s base operations to help better gauge business performance. Through this metric, we seek to incentivize and reward short-term performance that contributes to long-term, sustainable improvements in the profitability of our business.

Comparable Store Sales (45%)

As an aftermarket automotive retailer, a key measure of our performance is how much revenue our stores generate on a comparable, year-over-year basis. One of our key long-term strategic initiatives is to improve sales and profitability per store, and focusing annually on delivering positive comparable store sales is an important contributor to that initiative.

Individual Objectives (10%)

By tying a portion of our executives’ compensation to the achievement of strategic outcomes in the functional areas they oversee, we seek to motivate focus and delivery of department goals over a short-term period.

Year-Over-Year Changes in Plan Design
Change from 2024 to 2025 Program	Rationale
Metric Selection: Updated “Operating Income” to “Adjusted Operating Income”	This change helps our profitability metric more accurately measure underlying financial performance of the business by adjusting for certain items not reflective of the Company’s base business.
Metric Weightings: Adjusted Operating Income (from 65% to 45%); and Comparable Store Sales (from 25% to 45%)	Evenly weighting both the profitability and sales financial metrics helps demonstrate the importance of strong performance against both sales and profitability targets.
Payout Curves: Adjustments to Promote Minimal Variability Around Target Performance Levels and Provide Motivating Upside Earning Potential for Truly Extraordinary Performance

Promoting consistency of outcome around target performance levels while motivating executives to drive performance higher than targets, as further described below under “—Determination of Targets,” helps engage and motivate talent.

Our named executive officers who received STI payouts for 2025 had individual performance objectives with respect to the following:

•
Ryan Grimsland: Continued improved performance of financial reporting and internal control environment; strengthening of the Company’s overall financial and liquidity position to support the turnaround
•
Bruce Starnes: Merchandising cost-out targets; improved processes with respect to merchandising and assortment
•
Kristen Soler: Further reduction in frontline turnover; enhancements to training programs; revitalized culture strategy
•
Jeffrey Vining: Re-aligning legal talent and focus to directly support work in the Company’s strategic pillars; improved commercial and contracting processes to support business goals

Determination of Targets. In general, we seek to align STI target levels to our targeted annual performance levels. We believe this methodology focuses our team, including our executive officers, on delivering against our annual commitments and directly aligns their short-term, at-risk compensation to the performance of our business objectives. Using the target achievement levels as an anchor, the Compensation Committee then set maximum achievement levels as stretch goals that would require exceptional performance to payout and threshold achievement levels that would still encourage strong execution but would appropriately reflect risks to full achievement of 2025 targets.

In 2025, the Compensation Committee decided to continue using payout curves that would minimize payout variability around the target performance level. It introduced a new maximum payout range of 300% for performance that extraordinarily exceeded targeted results to help further focus and motivate performance. All payout curves required any payout above target to significantly exceed prior year performance. For all metrics, threshold payout required greater than prior year performance (Adjusted Operating Income required a 24% improvement to 2024 performance to achieve threshold payout, and Comparable Store Sales required a 70-basis point improvement to 2024 performance and at least flat growth to achieve threshold payout).

	Adjusted Operating Income	Comparable Store Sales
2024 Actual Results	$35.0 million	(0.7%)
2025 STI Target	$214.0 million	1.0%
Rationale	Plan to deliver significantly higher adjusted operating income than prior year performance.	Emphasize the importance of returning to positive growth and set a rigorous target based on prior performance results.

Target STI compensation for each of our NEOs was 85% of base salary, other than for Mr. O’Kelly, who had a target of 150% of his base salary.

2025 Potential v. Actual STI Payouts

Metric	Weight	Threshold	Low Range	Target	Exceeding	High Range	Maximum	Payout
$216
Adjusted Operating Income	45%	$171	$193	$214	$235	$257	$342
Associated Payout %		35%	90%	100%	125%	200%	300%	102%
0.8%
Comparable Store Sales	45%	—%	0.5%	1.0%	2.0%	3.5%	4.5%
Associated Payout %		40%	80%	100%	120%	200%	300%	92%

Individual Performance Component. Each NEO eligible for 2025 STI payout had pre-determined individual performance objectives that aligned with key business goals for their respective departments for 2025. Except with respect to his own objectives, the CEO evaluated performance against each objective and made a recommendation to the Compensation Committee, who reviewed and approved determination of achievement, based on simplified payout curve of 50% payout for partial achievement, 100% payout for target achievement and 150% payout for above-target achievement. Each of the named executive officers achieved their respective individual performance objectives at target for 2025.

Long-Term Incentive Compensation

Principles. LTI is intended to align the interests of our leadership, including our executive officers, with those of our shareholders. It is an important part of providing competitive overall compensation to our executives, promotes retention and helps balance focus between the shorter-term execution of operational priorities with longer-term objectives.

2025 Design & Methodology. For our 2025 LTI program, we updated the award vehicles and the structure and performance metrics of our PSUs. We removed the inclusion of options as a vehicle, weighting both PSUs and RSUs at 50% of target awards. For 2025 PSU awards, we shifted performance measurement to two more internally focused metrics: fiscal 2027 adjusted earnings per share and three-year average comparable store sales, with a modifier to payout based on rTSR to the S&P Specialty Retail 1500 Index, all as more fully described below.

Overall Program Design. LTI is awarded to executives annually with a three-year performance/vesting period, with the target value awarded divided as shown below and vesting generally subject to continued employment. 50% of our annual LTI awards to executives are issued in PSUs, whose value depends on the Company’s achievement of long-term performance goals as described more fully below.

% of Target Award	Vehicle	Vesting	Rationale
50%	PSUs

If at all, at the end of a three-year performance period based on achievement against:

•
Three-year average comparable store sales(50%)
•
Fiscal 2027 Adjusted EPS (50%)

The number of shares vesting at the end of the performance period will be modified +/- up to 25% based on rTSR performance against the S&P Specialty Retail 1500 Index.

In reviewing peer benchmarking on plan design, the Committee decided to move back to a multi-metric design for long-term performance incentive. In selecting the new metrics, the Committee sought to align the long-term performance goals with successful execution of the Company’s strategy while also ensuring that metrics are appropriately diversified between short-term and long-term incentive plans.

Following redesign, the Committee believes that a substantial portion of executive compensation is entirely dependent upon delivery of the Company’s key long-term performance goals.

In addition, by keeping a performance modifier for relative total shareholder return, payouts will be enhanced or moderated based on the Company’s achievement over the three-year timeframe against a relevant comparative index.

One-year holding period applies post-vesting to further encourage actions that support long-term value.

50%	RSUs	Ratably over three years	Further align the interests of our executives with those of our stockholders and retain key talent.

Determination of Targets. In determining the target performance level for the PSU component of our LTI in 2025, the Compensation Committee determined target payout levels in consideration of the Company’s long-term strategic goals, which contemplate improved comparable store sales performance for each year of the three-year period and strong increase in Adjusted EPS by Fiscal 2027. As with the STI program, the Compensation Committee set threshold targets substantially above current performance levels, designed payout curves to minimize variability around achievement of targets and introduced a new maximum potential payout range of up to 300% for performance that extraordinarily exceeded target levels. The rTSR modifier adjusts payouts down 25% for performance below the 25th percentile of the group and adjusts payout up 25% (up to, but not exceeding the maximum payout level) for performance above the 75th percentile of the group. Performance between the 25th and 75th percentile of the group will result in no modification to payout. Importantly, in the event that absolute total shareholder return is negative for the performance period, no positive modifier will be available, effectively capping payout at the levels determined by three-year average comparable store sales and fiscal 2027 adjusted EPS metrics.

Each executive officers’ annual grant is made at a target value that depends on the scope and complexity of the role, market data and individual contributions to business outcomes. Where a new executive joins the organization, one-time sign-on awards of restricted stock units are made to compensate the incoming executives for forfeited equity from their former employers. The Compensation Committee made the following determinations with respect to target LTI value for our NEOs.

NEO	2024 Target LTI	2025 Target LTI	Change (%)	Principal Rationale for Adjustment
Shane M. O’Kelly	$6,500,000	$6,500,000	0.0%
Ryan M. Grimsland	$1,600,000	$1,600,000	0.0%
Bruce M. Starnes, III	N/A	$1,000,000	N/A	Mr. Starnes was a new hire in 2024 and his 2025 LTI target was determined pursuant to his employment agreement with the Company.

Kristen L. Soler	$850,000	$1,000,000	17.6%

The Committee evaluated Ms. Soler’s target LTI in consideration of market competitiveness, proportion of her overall target direct compensation and internal equity. Following adjustment, Ms. Soler’s long-term incentive compensation target was within ~4% of the median CHRO long-term incentive target of the Company’s peer group, represented ~48% of her overall target compensation and was more closely in line with other executive vice presidents in the organization, particularly considering her tenure.

Jeffrey R. Vining	N/A	$600,000	N/A
Herman L. Word, Jr.	$1,250,000	$1,250,000	0.0%
Shweta Bhatia	N/A	$900,000	N/A

Concurrently with the annual LTI grants for 2025, each of Messrs. Grimsland and Starnes received an additional above-target award of $200,000 to promote retention and incentivize long-term performance. Each executive was relatively new in role at the time of the 2025 annual LTI determinations (16 months for Mr. Grimsland; 9 months for Mr. Starnes). The Committee determined that it was pre-mature to adjust their overall LTI targets but nonetheless critical to ensure pay was sufficiently competitive and incentivizing to promote retention given the paramount importance of continuity in their respective functions to achievement of near-term business objectives. These awards were granted with the same vehicle proportion as the annual LTI grants (50% PSUs, 50% RSUs). The Committee determined to re-visit the market competitiveness of each executive’s LTI target the following year, at which point both would have had additional time in the role, and believed the additional grant of $200,000 would be an effective near-term means of promoting retention and further incentivizing long-term performance.

2025 Potential v. Actual LTI Payout

Our awards to executive officers made in 2023 depended solely on relative total shareholder return against companies in the S&P 500. Our relative TSR for the 2023 – 2025 performance period ranked below the threshold, and therefore no shares vested for the 2023 – 2025 performance period. The following depicts potential v. actual results achieved. Importantly, as noted in the Executive Summary above, this marks the third consecutive year of zero payout for the performance-based component of LTI, which is a significant portion of our executives’ overall target compensation.

Metric	Weight	Threshold (35% payout)	Target (100% payout)	Maximum (200% payout)	Payout
3rd percentile
RTSR	100%	35th percentile	55th percentile	80th percentile	0%

Other Compensation and Pay Practices

Employment Agreements

We have employment agreements with each of our named executive officers that outline the terms of their employment with us. Each employment agreement describes the base salary, STI and LTI opportunities of the executive. Other than Mr. O’Kelly, who has an initial three-year term, and Messrs. Grimsland and Starnes, who each have an initial two-year term, each agreement is for a one-year term and automatically renews for successive one-year periods unless 90 days’ advance notice is provided. Our employment agreements include confidentiality, non-competition and non-solicitation obligations for our executive officers. The agreements also outline the compensation to which they are entitled in the event of death, disability, termination by the Company for Due Cause, termination by the Company other than for Due Cause, resignation by the executive for Good Reason, resignation by the executive without Good Reason and termination following a change in control. These terms are more fully described in “—Potential Payments Upon Termination or Change in Control Table.” We believe these various compensatory arrangements in the event of an executive’s severance are important to enabling attraction and retention of key executive talent and promote focus on achievement of long-term strategic objectives.

Other Compensation and Benefit Programs

We offer limited benefits and perquisites to our NEOs that are not available to, or are available on different terms than they are available for, other team members. Executives that were new to the Company received relocation compensation, and each of Messrs. O'Kelly and Word had certain imputed income attributable to spousal travel during the year. For additional details, see “—Summary Compensation Table.” Our executive officers, including our NEOs, may participate in our broadly-offered employee benefit programs, including principally our 401(k) retirement savings plan, which is available to all team members over age 21 and provides a company match on employee deferrals; our deferred compensation plan, which enables all team members who are “highly compensated employees” (as defined in such plan) to defer up to 50% of base salary and 50% of short-term incentive compensation, with settlements in cash; and our deferred stock unit plan, which enables all senior and executive vice presidents to defer up to 50% of base salary, with settlements in company stock. In addition, executive officers and other team members are eligible for certain relocation benefits to facilitate moving to the Company's headquarters. For detailed information about deferrals made by NEOs into our deferred compensation plan and our deferred stock unit plan, see “—Non-Qualified Deferred Compensation for 2025."

Granting of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

We do not grant stock options or similar awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement, and do not time the public release of such information based on stock option grant dates. Our annual grants of stock options are awarded on a predetermined date during an “open trading window.” During the last completed fiscal year, we have not awarded options to any named executive officer during the period beginning four business days before and ending one business day after the filing of a period report on Form 10-Q or Form 10-K or the filing or furnishing of a current report on Form 8-K, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Compensation Governance

Roles and Responsibilities

We reduce risks associated with executive compensation by employing strong governance and compensation practices. The Compensation Committee of our Board of Directors, which consists solely of independent directors, designs and oversees our executive compensation program and approves all aspects of compensation for each of our executives. None of our executives, including the CEO, participates in the discussions regarding their respective compensation.

The Compensation Committee receives advice from management and from an independent consultant, F.W. Cook, in performing this work. Our stockholders approve any equity-based plans for our executives, provide feedback on our practices and vote annually on our executive compensation program.

Management
•
Develop business plans and strategy, which are then integrated into incentive plan design and used to establish performance goals
•
CEO: determine other executive officers' objectives and review their performance
•
Make recommendations with respect to executive officer compensation, incentive plan design and performance measures

Stockholders	• Vote annually on our executive compensation framework and practices • Provide feedback to management on executive compensation through shareholder outreach
F.W. Cook
•
Provide independent, expert advice regarding executive compensation matters directly to the Compensation Committee
•
Analyze and make recommendations regarding the Company's peer group
•
Provide competitive market data
•
Assist with design of incentive plans and evaluation of pay practices, including associated risks

• Provide updates on regulatory matters related to executive compensation
Compensation Committee
•
Determine compensation for executive officers
•
Review and approve the Company's peer group used for executive compensation matters
•
Approve executive officer employment, severance and/or change in control agreements
•
Review, recommend to the Board and administer incentive plans applicable to executives
•
Approve and oversee implementation of compensatory policies applicable to executive officers, such as the Incentive Clawback Policy and Stock Ownership Guidelines
•
Make recommendations to the Board with respect to non-employee director compensation

Full Board of Directors
•
Determine annual CEO objectives and annually review CEO performance
•
Approve any incentive plans applicable to executive officers
•
Approve all non-employee director compensation
•
Receive regular reports from the Compensation Committee and share perspective where applicable

Role of Peer Group and Benchmarking

We use a group of similarly situated peer companies to help us evaluate the competitiveness of our executives’ compensation. On the whole, we aim to provide our executives with total target compensation that approximates the median among our peers, being mindful of the importance of competitiveness of pay and retention of talent. We do not target any particular benchmark level for any aspect of executive compensation but rather seek to provide our executives with compensation that is well-balanced between long-term and short-term components. We also use our peer group to evaluate the market competitiveness of our incentive plans, broader pay practices and non-employee director compensation.

We select approximately 15 to 20 U.S.-based public companies in our and similar industries based on objective criteria, including net revenues (approximately one-third to three times our revenue), number of employees (approximately one-third to three times our employee population), market capitalization (approximately one-fourth to four and a half times our 12-month average market capitalization) and business similarity with respect to products, customers and/or operations, seeking a balanced representation of company size and endeavoring to promote year-over-year continuity where reasonable. We review our peer group annually. For 2025 our peer group consisted of the following:

Academy Sports & Outdoor, Inc.	Floor & Decor	Tractor Supply Company
Applied Industrial Technologies	Group 1 Automotive	Tractor Supply Company
AutoZone, Inc.	Genuine Parts Company	Ulta Beauty, Inc.
Bath & Body Works, Inc.	LKQ Corporation	W.W. Grainger, Inc.
Dick’s Sporting Goods, Inc.	O’Reilly Automotive, Inc.	WESCO International, Inc.
Fastenal Company	Office Depot, Inc.	Williams-Sonoma Inc.

In August 2025, we reviewed our peer group again and our Compensation Committee, with advice of F.W. Cook, determined to not make any changes to the peer group.

Important Pay Practices

No Single-Trigger Vesting for Change in Control. We do not have any single trigger acceleration arrangement in the event of a change in control for any of our executive officers.

Incentive Compensation Clawback Policy. We maintain a policy that requires repayment of incentive compensation, including, among other types of compensation, short-term incentive cash compensation and performance-based equity awards, received by executives in the event of an accounting restatement in accordance with the listing standards of the New York Stock Exchange.

Stock Ownership Guidelines. To further align the interests of our officers and directors with those of our stockholders, all of our executive officers and directors are required to hold a certain value of our stock. All shares of common stock beneficially owned by the individual, as well as outstanding but unvested time-based restricted stock units, count towards the required thresholds; we do not consider the value of outstanding but unvested performance-based restricted stock units, vested or unvested stock options or any other type of derivative equity when determining whether an individual satisfies the ownership guidelines.

Position	Holding Requirement
Chief Executive Officer	6x base salary
Chief Financial Officer	3x base salary
Executive/Senior Vice President	2x base salary
Director (non-employee)	6x annual cash retainer

Individuals have five years following appointment or promotion into a role to meet the applicable ownership guideline, and until such guideline is satisfied, must retain at least 50% of all net equity that vests to them. We review our ownership guidelines at least annually, including each individual’s progress towards attaining the requisite ownership thresholds. All of our executive officers and directors are currently in compliance with our ownership guidelines.

Prohibited Pay Practices. We do not engage in practices that we believe would promote excessive risk taking, and we avoid compensatory programs or practices that we believe do not promote the best interests of our company and its stockholders.

•
We do not reprice or exchange underwater stock options.
•
We do not permit our employees or directors to hedge our stock, and we do not permit our stock to be pledged except in very limited circumstances with stringent requirements to be satisfied. We also do not permit hedging or pledging of any of our LTI awards.
•
We do not permit certain of our employees, including our executive officers, or our directors to trade our stock outside of limited specified windows and only allow trading activity following pre-clearance procedures to ensure compliance with applicable regulatory requirements.
•
We do not provide any meaningful perquisites or benefits to our executive officers. Our executives participate in the same benefits and retirement plans as our other employees.

Compensation Committee Report

Our Compensation Committee is comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, and the rules and regulations of the SEC. Mr. Smith is the chair of our Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board. Our charter can be viewed on our website at ir.advanceautoparts.com under the "Governance" section.

We have relied on management’s representation that the CD&A presented in this Proxy Statement has been prepared with integrity and objectivity and in conformity with SEC regulations. We have reviewed and discussed the CD&A with management, and based upon our review and discussion with management, we recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into our 2025 Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

Gregory L. Smith (Chair)

Richard A. Johnson

A. Brent Windom

Compensation Program Risk Assessment

We assess our executive and broad-based compensation and benefits programs to determine whether the programs' provisions and operation create undesired or unintentional material risk. The risk assessment process includes a review of our compensation program policies and practices, such as our performance-based executive compensation programs and stock ownership guidelines, to ensure that the interests of our executives are aligned with those of our stockholders by encouraging long-term superior performance without encouraging excessive or unnecessary risk-taking. We take into consideration compensation terms and practices, such as performance-based vesting of a substantial portion of our executives' long-term incentive compensation, to drive long-term decision making and mitigate adverse risk taking that may occur due to year-over- year performance measurements, and rewards growth over the long term. We regularly review and audit our bonus plans to ensure short-term incentives are appropriately linked to business outcomes, and such reviews are shared with the Compensation Committee.

Our performance-based executive compensation program, as described more fully in CD&A, coupled with our stock ownership guidelines, aligns the interests of our executives with stockholders by encouraging long-term superior performance without encouraging excessive or unnecessary risk taking. We believe that our long-standing compensation philosophy discussed in CD&A is a key component of our history of consistent growth, which demonstrates an alignment of the interests of participants and stockholders and rewards each with increased value over the long term. As illustrated in CD&A, the compensation of our executives is primarily based on performance over a long-term period. We believe the performance-based vesting of a substantial portion of our executives' long-term incentive compensation drives long-term decision making, mitigates adverse risk taking that may occur due to year-over-year performance measurements, and rewards growth over the long term. The Compensation Committee, with the guidance and assistance of its independent compensation consultant, reviews and approves compensation components for all named executive officers and other executive officers. Annual incentives are reviewed each year and payments are subject to Compensation Committee discretion. The bonus plans for other associates are linked to financial, customer or operating measures. All associates, including officers, and our directors are subject to our Insider Trading Policy, which prohibits hedging existing ownership positions in the Company's securities, short selling the Company's stock, purchasing or selling derivative securities, and, unless certain stringent requirements are met, pledging Company stock.

Clawback Actions

Pursuant to the Company's Compensation Recovery Policy, adopted by the Compensation Committee on August 7, 2023, in the event the Company is required to prepare an accounting restatement, the Company will seek to recover reasonably promptly the amount of incentive compensation received by the Company's executive officers that exceeds the amount of incentive compensation that would have been received by the executive officers taking into account the effects of the accounting restatement. Pursuant to NYSE rules, the Compensation Recovery Policy applies to any compensation received by the Company's executive officers on or after October 2, 2023. During 2025, there were no items that triggered the Compensation Recovery Policy.

Additional Information Regarding Executive Compensation

Summary Compensation Table

The following Summary Compensation Table provides the compensation earned by our named executive officers as of the end of each of the last three completed fiscal years.

						Non-Equity	Pension Value & Nonqualified
					Option	Incentive Plan	Deferred Compensation	All Other
			Bonus	Stock Awards	Awards	Compensation	Earnings	Compensation
Name and		Salary		(a) (b)				(c)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Shane M. O'Kelly	2025	1,125,000	—	6,335,529	—	1,640,081	—	21,319	9,121,929
President, Chief Executive Officer	2024	1,125,000	1,000,000	6,255,449	1,624,973	168,750	—	129,464	10,303,636
	2023	302,885	1,000,000	4,593,593	3,523,500	0	—	19,108	9,439,086
Ryan P. Grimsland	2025	725,000	—	1,754,480	—	600,665	—	4,910	3,085,055
Executive Vice President, Chief Financial Officer	2024	675,000	—	1,539,821	399,988	57,375	—	142,010	2,814,194
	2023	38,942	750,000	1,600,030	400,004	—	—	42	2,789,018
Bruce M. Starnes, III	2025	600,000	—	1,169,698	—	497,097	—	9,462	2,276,257
Executive Vice President, Chief Merchant	2024	288,462	300,000	1,300,022	315,946	26,615	—	113,018	2,344,063
Kristen L. Soler	2025	575,000	—	974,749	—	476,385	—	14,000	2,040,134
Executive Vice President, Chief Human Resources Officer
Jeffrey R. Vining	2025	386,346	75,000	784,860	—	336,949	—	139,417	1,722,572
Executive Vice President, General Counsel and Corporate Secretary (from March 3, 2025)
Shweta Bhatia	2025	351,000	400,000	1,630,495	—	—	—	128,180	2,509,675
Former Executive Vice President, Chief
Technology Officer (through August 18, 2025)
Herman L. Word, Jr.	2025	253,846	—	1,218,436	—	379,639	7,195	610,154	2,469,270
Former Executive Vice President,	2024	600,000	—	1,202,976	312,501	51,000	—	17,585	2,184,062
Professional and Carquest Independents	2023	595,192	—	862,535	287,498	—	—	10,925	1,756,150
(through May 16, 2025)

(a)
Represents the grant date fair value of RSUs granted during each of the years presented. For performance-based and time-based awards, the grant date fair value is calculated using the closing price of our common stock on the date of grant. For market-based awards, fair value amounts reflect the value calculated on a Monte Carlo simulation model that assesses the probability of satisfying the market performance conditions. For additional information regarding the valuation assumptions of this award, refer to Note 16 of our consolidated financial statements in the 2025 Form 10-K filed with the SEC on February 13, 2026. See the "Grants of Plan-Based Awards in 2025 Table" and "Outstanding Equity Awards at 2025 Fiscal Year-End" table in this Proxy Statement for information on stock awards granted in 2025 and prior years. Any performance awards included in these amounts have been valued based on the probable outcome of the performance conditions as of the grant date.
(b)
The maximum value for performance awards (as of the grant date), assuming the highest level of performance is achieved for performance awards granted, is provided for each executive in the table below.

	PSUs Maximum Grant Date Fair Value ($)
	Mr. O'Kelly	Mr. Grimsland	Mr. Starnes	Ms. Soler	Mr. Vining	Mr. Word	Ms. Bhatia
2025	9,256,583	2,563,399	1,708,998	1,424,165	854,499	n/a	n/a
2024	6,499,987	1,599,985	n/a			1,250,053
2023	n/a	n/a				1,149,956

(c)
For 2025, includes (i) Company matching contributions according to the terms of the Company's 401(k) plan in the amounts of $14,000 for each of Mr. O'Kelly and Ms. Soler and $9,462 for Mr. Starnes, (ii) relocation benefits of $1,350 for Mr. O'Kelly and $80,959 for Mr. Vining, (iii) gross-up of relocation expenses of $1,059 for Mr. O'Kelly and $58,280 for Mr. Vining, and (iv) $4,798 of imputed income for spousal travel for each of Messrs. O'Kelly and Grimsland.

Grants of Plan-Based Awards in 2025

The following table sets forth information concerning grants of cash and stock based awards made under our annual and long term incentive plans during 2025. The threshold, target and maximum non-equity incentive award amounts shown in the table represent the amounts to be paid if our performance had met the respective levels of the applicable performance measures. The performance measures are more fully described in CD&A. The threshold, target and maximum equity incentive award amounts shown in the table represent the amounts to be paid if our performance meets the respective level of applicable performance measures as more fully described in CD&A.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and
									Stock or	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#) (c)	($) (d)
Mr. O'Kelly			590,625	1,687,500	5,062,500
	3/4/2025	2/11/2025				32,895	93,985	281,955		$3,085,528
	3/4/2025	2/11/2025							93,985	$3,250,001
Mr. Grimsland			215,688	616,250	1,848,750
	3/4/2025	2/11/2025				9,109	26,027	78,081		$854,466
	3/4/2025	2/11/2025							26,027	$900,014
Mr. Starnes			178,500	510,000	1,530,000
	3/4/2025	2/11/2025				6,073	17,352	52,056		$569,666
	3/4/2025	2/11/2025							17,352	$600,032
Ms. Soler			171,063	488,750	1,466,250
	3/4/2025	2/11/2025				5,061	14,460	43,380		$474,722
	3/4/2025	2/11/2025							14,460	$500,027
Mr. Vining			145,775	416,500	1,249,500
	3/4/2025	2/11/2025				3,037	8,676	26,028		$284,833
	3/4/2025	2/11/2025							8,676	$300,016
	3/4/2025	2/11/2025							5,784	$200,011
Ms. Bhatia			174,038	497,250	1,491,750
	1/20/2025	12/16/2024							21,782	$1,000,012
	3/4/2025	2/11/2025				4,555	13,014	39,042		$427,250
	3/4/2025	2/11/2025							13,014	$450,024
Mr. Word			178,500	510,000	1,530,000
	3/4/2025	2/11/2025				6,326	18,075	54,225		$593,402
	3/4/2025	2/11/2025							18,075	$625,034

(a)
Amounts shown represent possible cash payouts under our 2025 short-term incentive program. See "CD&A" for a discussion of threshold, target and maximum cash incentive plan payouts.
(b)
Amounts shown represent the shares of our common stock issuable assuming achievement of the specific threshold, target or maximum levels of performance established by the Compensation Committee for performance-based RSU grants to our executives. These PSU grants were part of our annual long-term equity grants made in 2025 and related to the 2025 through 2027 three-year performance period. See "CD&A" for more information regarding our PSU grants.
(c)
Amounts shown represent the number of time based RSUs granted to our executives for 2025. For more information regarding awards of time based RSUs, see "CD&A."
(d)
Amounts shown represent the aggregate grant date fair value of the equity awards calculated in accordance with ASC Topic 718 utilizing the assumptions discussed in Note 16 of our consolidated financial statements in the 2025 Form 10-K filed with the SEC on February 13, 2026. The attainment of target level for performance awards was deemed probable at the date of grant for the each of the performance awards granted during 2025. Accordingly, the grant date fair value was calculated at target level for these awards.

The time-vested portions of the RSU awards granted in 2025 include rights to receive dividend equivalent payments in the same amount as paid to our stockholders, but do not include voting rights. The performance-based RSUs granted in 2025 do not include dividend or voting rights. We paid quarterly cash dividends of $0.25 per share in each quarter of 2025.

Outstanding Equity Awards at 2025 Fiscal Year-End

		Option Awards					Stock Awards (a)
									Equity Incentive Plan Awards:

				Equity Incentive				Market		Market Value
		Securities	Securities	Plan Awards:			Shares or	Value of		of Unearned
		Underlying	Underlying	Shares			Units of	Shares or	Unearned	Shares, Units,
		Unexercised	Unexercised	Underlying			Stock	Units of	Shares, Units,	or Other
		Options	Options	Unexercised	Option	Option	That Have	Stock That	or Other Rights	Rights That
		Exercisable	Unexercisable	Unearned	Exercise	Expiration	Not	Have Not	That Have Not	Have Not
Name	Grant Date	(#)	(#)	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
Mr. O'Kelly	3/4/2025 (b)	—	—	—	—	—	93,985	3,655,077	—	—
	3/4/2025 (b)	—	—	—	—	—	—	—	32,895	1,279,277
	3/14/2024	16,821	33,644	—	79.53	3/14/2034	—	—	—	—
	3/14/2024	—	—	—	—	—	13,622	529,760	—	—
	3/14/2024	—	—	—	—	—	—	—	14,303	556,234
	9/18/2023	100,000	50,000	—	58.16	9/18/2033	—	—	—	—
	9/18/2023	—	—	—	—	—	26,328	1,023,896	—	—
Mr. Grimsland	3/4/2025 (b)	—	—	—	—	—	26,027	1,012,190	—	—
	3/4/2025 (b)	—	—	—	—	—	—	—	9,109	354,267
	3/14/2024	4,140	8,282	—	79.53	3/14/2034	—	—	—	—
	3/14/2024	—	—	—	—	—	3,354	130,437	—	—
	3/14/2024	—	—	—	—	—	—	—	3,521	136,918
	12/4/2023	12,099	6,050	—	55.63	12/4/2033	—	—	—	—
	12/4/2023	—	—	—	—	—	9,588	372,877	—	—
Mr. Starnes	3/4/2025 (b)	—	—	—	—	—	17,352	674,819	—	—
	3/4/2025 (b)	—	—	—	—	—	—	—	6,073	236,187
	6/27/2024	3,270	6,542	—	62.70	6/7/2034	—	—	—	—
	6/27/2024	—	—	—	—	—	13,823	537,576	—	—
Ms. Soler	3/4/2025 (b)	—	—	—	—	—	14,460	562,349	—	—
	3/4/2025 (b)	—	—	—	—	—	—	—	5,061	196,822
	3/14/2024	2,199	4,400	—	79.53	3/14/2034	—	—	—	—
	3/14/2024	—	—	—	—	—	1,782	69,302	—	—
	3/14/2024	—	—	—	—	—	—	—	1,870	72,740
	6/12/2023	—	—	—	—	—	1,745	67,863	—	—
	3/6/2023	1,176	589	—	135.13	3/6/2033	—	—	—	—
	3/6/2023	—	—	—	—	—	155	6,028	—	—
	3/6/2023	—	—	—	—	—	—	—	324	12,591
	2/28/2022	1,158	—	—	204.48	2/28/2032	—	—	—	—
	3/8/2021	1,326	—	—	176.50	3/8/2031	—	—	—	—
Mr. Vining	3/4/2025 (b)	—	—	—	—	—	8,676	337,410	—	—
	3/4/2025 (b)	—	—	—	—	—	5,784	224,940	—	—
	3/4/2025 (b)	—	—	—	—	—	—	—	3,037	118,093
Ms. Bhatia	n/a	—	—	—	—	—	—	—	—	—
Mr. Word	3/4/2025 (b)	—	—	—	—	—	—	—	351	13,666
	3/14/2024	—	—	—	—	—	—	—	1,070	41,597
	3/6/2023	—	—	—	—	—	—	—	1,076	41,828

(a)
Includes awards of RSUs. Generally, awards of time-based RSUs vest in three approximately equal annual installments commencing on the first anniversary date of the grant. The market value of the stock awards is reflective of the closing price of our common stock as of January 2, 2026 ($38.89), the last day that our common stock was traded during 2025. Amounts shown for PSUs granted in 2023, 2024 and 2025 are shown at threshold level, representing payouts of 35%, 35% and 35%, respectively.
(b)
See the "Grants of Plan-Based Awards in 2025" table in this Proxy Statement for more information on awards granted to our executive officers in 2025.

Option Exercises and Stock Vested in 2025

The following table sets forth information with respect to our NEOs who vested in stock awards or exercised options during 2025.

	Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)
Mr. O'Kelly	—	$—	33,138	$1,838,805
Mr. Grimsland	—	—	11,263	566,318
Mr. Starnes	—	—	6,911	321,362
Ms. Soler	—	—	2,890	131,011
Mr. Vining	—	—	—	—
Ms. Bhatia	—	—	—	—
Mr. Word	—	—	2,181	79,064

(a)
The value realized on vesting is based on the closing price of our common stock on the NYSE on the vesting date. If a vesting date occurs on a day on which the NYSE is closed, the value realized is based on the closing price on the last trading day prior to the vesting date.

Potential Payments Upon Termination of Employment or Change in Control

The following table provides an estimate of the inherent value of the severance payments, stock incentives and benefits provided for in each NEO’s employment agreement or other compensation arrangements described above, assuming termination of employment or change in control occurred on January 3, 2026, the last day of our 2025 fiscal year.

	Voluntary				Involuntary Termination	Involuntary
	Termination without				without Due Cause or	Termination without
	Good Reason or				Voluntary Termination	Due Cause or Voluntary
	Involuntary				for Good Reason not	Termination for Good
	Termination for Due				related to a Change in	Reason related to a
Executive	Cause (a)	Retirement	Disability	Death	Control (b)	Change in Control (c)
Mr. O'Kelly
Cash Severance (d)	$—	$—	$2,812,500	$2,812,500	$3,580,706	$7,265,081
Stock Incentives (e) (f)	—	—	7,195,233	7,195,233	3,010,397	10,453,049
Other Benefits (g)	—	—	—	—	60,900	60,900
	$—	$—	$10,007,733	$10,007,733	$6,652,003	$17,779,030
Mr. Grimsland
Cash Severance (d)	$—	$—	$833,750	$1,341,250	$782,375	$2,682,500
Stock Incentives (e) (f)	—	—	2,035,736	2,035,736	893,109	2,918,889
Other Benefits (g)	—	—	—	—	48,933	60,900
	$—	$—	$2,869,486	$3,376,986	$1,724,417	$5,662,289
Mr. Starnes
Cash Severance (d)	$—	$—	$690,000	$1,110,000	$626,615	$2,220,000
Stock Incentives (e) (f)	—	—	1,399,846	1,399,846	725,026	1,887,215
Other Benefits (g)	—	—	—	—	38,902	45,853
	$—	$—	$2,089,846	$2,509,846	$1,390,543	$4,153,068
Ms. Soler
Cash Severance (d)	$—	$—	$661,250	$1,063,750	$645,600	$2,127,500
Stock Incentives (e) (f)	—	—	1,022,768	1,022,768	317,226	1,511,693
Other Benefits (g)	—	—	—	—	38,902	38,902
	$—	$—	$1,684,018	$2,086,518	$1,001,728	$3,678,095
Mr. Vining
Cash Severance (d)	$—	$—	$147,000	$—	$490,000	$1,813,000
Stock Incentives (e) (f)	—	—	656,074	656,074	93,725	899,759
Other Benefits (g)	—	—	—	—	48,933	60,900
	$—	$—	$803,074	$656,074	$632,658	$2,773,659

(a)
Voluntary termination without Good Reason or termination for Due Cause makes an executive ineligible for any employment agreement benefits other than any rights the executive may have under the normal terms of other benefit plans and receipt of accrued but unpaid base salary. Executives must exercise vested long-term incentives within 90 days after the date of termination. The term "Due Cause" is defined in the agreements as (i) a material breach of the executive’s obligations under the agreement or a material violation of any code or standard of conduct applicable to our officers that has not been cured following notice if applicable; (ii) a material violation of the loyalty obligations as provided in the agreement; (iii) the executive’s willful engagement in bad faith conduct that is demonstrably and materially injurious to us; (iv) the commission or indictment of a crime of moral turpitude or a felony involving fraud, breach of trust, or misappropriation; or (v) a determination that the executive is in violation of our Substance Abuse Policy.
(b)
The employment agreements of our NEOs employed on the last day of fiscal 2025 provide that the executive’s employment is deemed to be terminated by us without Due Cause if the executive elects to terminate his employment for Good Reason. The term "Good Reason" is defined in the agreements as: (i) a material diminution in the executive’s base salary or target bonus amount for Mr. O'Kelly and total direct compensation, as defined in the employment agreements, for other executives; (ii) a material diminution in the executive’s authority, duties or responsibilities or for executives other than Mr. O'Kelly, those of the executive’s supervisors; (iii) for Mr. O'Kelly, if he no longer reports directly to the Board; (iv) except for Mr. O'Kelly, the termination of the Executive Incentive Plan without a replacement plan or the material reduction of the executive’s benefits without a similar reduction for other executives; (v) requiring the executive to be based more than 60 miles from our office at which the executive was principally employed immediately prior to the date of the relocation; and (vi) for Mr. O'Kelly, delivery by the Company of a notice of non-renewal of the agreement, failure to grant sign-on equity in accordance with the terms of the agreement, a material reduction in duties or responsibilities that is inconsistent with his position within a public company, including if he does not report to the board of directors of the highest parent of the surviving entity following a Change in Control, and any other action or inaction that constitutes a material breach by the Company of the terms of the agreement. For executives other than Mr. O'Kelly, upon termination of employment by us other than for Due Cause or by the executive for Good Reason the executive is entitled to receive a cash "termination payment" which equals the sum of the executive’s annual base salary and an amount equal to the average annual bonus payment over the past three years (or shorter period of employment as applicable). Mr. O'Kelly is entitled to an amount equal to one and one half times his annual base salary and an amount equal to one and one half times his average annual bonus payment over the past three years, provided that if the date of such termination occurs prior to the payment of bonuses with respect to fiscal year 2025, if any, he shall receive an amount equal to one and one half times the target annual bonus payment provided in his agreement. The value of the bonus amount included for each executive in the cash severance payment is the average bonus paid for 2022, 2023 and 2024 (or shorter period of employment as applicable, or for Mr. O'Kelly, one and one half times the target bonus payment). In addition, the executive will receive outplacement services and certain medical benefits coverage as described in note (g) below.

(c)
If, for Mr. O'Kelly within 3 months prior to or within 12 months following, and for the other executives, within 12 months following a Change in Control (as defined in the employment agreements), the executive’s employment is terminated by us other than for Due Cause or by the executive for Good Reason, the executive will be entitled to a Change in Control Termination Payment equal to (i) two times the executive’s base salary plus (ii) two times the amount equal to the executive’s target bonus and, solely with respect to Mr. O'Kelly, (iii) a pro rated portion of the current year's actual achievement of bonus, payable at the ordinary payment date. The cash severance amount would be subject to a downward adjustment pursuant to the “net best” provisions of his employment agreement, and the benefits also apply to involuntary termination or termination with Good Reason within three months prior to a Change in Control in contemplation of the Change in Control.
(d)
In the case of voluntary termination without Good Reason or termination for Due Cause, the executive would be ineligible to receive a cash severance payment. In accordance with the employment agreements, if the executive’s employment is terminated on account of death, the executive’s beneficiary or estate is entitled to receive a lump sum payment equivalent to the executive’s annual base salary and target bonus amount. In the event that the executive is terminated on account of disability, the employment agreements provide that the executive is entitled to receive a cash severance amount equivalent to 30 percent of the executive’s annual base salary, or with respect to Mr. O'Kelly, 100 percent of the executive's base salary, and an amount equal to the executive’s annual target bonus severance payments are contingent upon execution and non-revocation of a release as provided in the agreements.
(e)
Amounts shown here are calculated as the differences between the exercise price, if any, of the outstanding stock- based incentives and the closing price of our stock on the last day our stock was traded during 2025.
(f)
The terms of the executives’ restricted stock unit agreements provide that in the event of termination of employment due to death or disability, any remaining previously unvested time based RSUs will vest immediately. PSUs will vest based on our performance at the end of the applicable performance period on a pro-rata basis commensurate with the time employed prior to death or disability during the performance period. In the event of retirement, which requires 10 years of service and a minimum age of 55 years, time based shares will be forfeited. PSUs vest based on our performance at the end of the applicable performance period on a pro rata basis commensurate with the time employed prior to retirement during the performance period, subject to certain noncompete restrictions. In the event of involuntary termination without Due Cause, or voluntary termination for Good Reason, a pro rata portion of the performance based RSUs will vest at the performance vesting date on a pro rata basis based on the amount of time employed during the performance period. In the event of such termination following a Change in Control, all time based RSUs will vest and become exercisable if the acquiring entity does not assume, convert or replace the LTI grants or upon termination of employment without Due Cause within 24 months following the Change in Control event; and the performance based RSUs will vest at the same time based on the amount earned through the date of the Change in Control. This table assumes performance at target level achievement.
(g)
For Disability, Other Benefits consist of the amount the executives would receive under our qualified plan. For Death, Other Benefits represent life insurance benefits. For Involuntary Termination, Other Benefits include $15,000 outplacement costs and the cost of providing one year of health care coverage (18 months in the case of Mr. O'Kelly) to the executive at the same cost as active employees.

CEO Pay Ratio

As a result of certain regulations adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure of the ratio of our CEO’s compensation to that of our median employee.

Our CEO to median employee pay ratio is calculated in accordance with the guidelines established by the SEC. We identified our median employee using total annual cash compensation of all associates employed with us on December 30, 2023. We included all U.S. associates in our analysis of the median employee, including part time, full time, and seasonal associates. Based on a review of our employee population and compensation arrangements at the end of 2025, we do not believe that there has been a change therein that would result in a significant change to this pay ratio disclosure.

After identifying our median employee, we then calculated annual total compensation in accordance with the same methodology as used to calculate total compensation for our CEO in the Summary Compensation table.

Annual Total Compensation for the CEO was $9,121,929 for 2025 and the median team member compensation was $25,492. The result of this analysis is a ratio of approximately 358:1.

The Compensation Committee continuously reviews both the compensation of our CEO, our NEOs and our pay practices for all associates to ensure internal equity is appropriate. A significant portion of our CEO’s compensation is performance based and thus the ratio may vary each year consistent with the Company’s ultimate performance outcomes and how those outcomes connect to our performance-based compensation programs.

Pay Versus Performance Disclosure

Provided below is the Company’s “pay versus performance” disclosure as required pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act. This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the executives or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. Please refer to CD&A for a discussion of our executive compensation program objectives and the ways in which we align executive compensation pay with performance.

There is one primary difference between the calculation of the components of "compensation actually paid" (or "CAP") and "summary compensation table" (or "SCT") total compensation:

	SCT Total	CAP
Stock and Option Awards	Grant date fair value of stock and option awards granted during the year

Year over year change in the fair value of stock and option awards that are unvested as of the end of the year, or vested or were forfeited during the year, including dividend equivalents, as applicable

Metrics Used for Linking Pay and Performance

The following is a list of performance measures, which in our assessment represent the most important performance measures used by the Company to link compensation actually paid to the NEOs for 2025. Each metric below is used for purposes of determining payouts under either our short-term incentive program or vesting of our PSU awards. Please see CD&A for a further description of these metrics and how they are used in the Company’s executive compensation program.

Comparable Store Sales Growth
GAAP Operating Income
Adjusted Earnings Per Share (EPS)
Relative Total Shareholder Return (RTSR)

Comparable Store Sales Growth and GAAP Operating Income were selected as the Company-selected measures for the Pay versus Performance table that follows because these metrics have the strongest alignment with the key attributes of strategic and operating plans and help drive the creation of long-term shareholder value.

Pay Versus Performance Table

							Value of Initial Fixed $100 Investment Based on:			Company Selected Measure
Year	SCT Total for CEO (1)	SCT Total for Former CEO (1)	CAP to Current CEO (2)	CAP to Former CEO (2)	Average SCT Total for Other NEOs (1)	Average CAP to Other NEOs (2)	Total Share- holder Return	Peer Group Total Share- holder Return (3)	GAAP Net Income ($m)	Comp. Store Sales Growth	GAAP Operating Income ($m)
2025	$9,121,929	—	$8,097,581	—	$2,350,518	$1,885,537	$27.63	$153.60	$44	0.8%	$(43)
2024	$10,303,636	—	$2,396,573	—	$2,324,139	$1,196,441	$30.60	$151.26	$(336)	(0.7)%	$(713)
2023	$9,439,086	$4,139,044	$9,853,745	$(3,934,421)	$2,163,565	$875,625	$41.63	$111.65	$30	(0.3)%	$114
2022	—	$8,384,948	—	$(7,267,775)	$2,008,124	$(169,402)	$98.22	$78.41	$502	0.3%	$754
2021	—	$10,052,271	—	$24,632,043	$2,684,996	$4,775,021	$154.68	$119.31	$616	10.7%	$902

(1)
2024 CEO is Shane M. O'Kelly; other NEOs are Ryan P. Grimsland, Bruce M. Starnes, III, Kristen L. Soler, Jeffrey R. Vining, Shweta Bhatia and Herman L. Word, Jr. 2023 CEOs are Shane M. O'Kelly and Thomas R. Greco (former); 2023 other NEOs are Ryan P. Grimsland, Anthony A. Iskander, Jeffrey W. Shepherd, Herman L. Word, Jr., Tammy M. Finley, Stephen Szilagyi, Robert B. Cushing, and Jason B. McDonell. 2022 CEO is Thomas R. Greco; 2022 other NEOs are Jeffrey W. Shepherd, Robert B. Cushing, Herman L. Word, Jr. and Reuben E. Slone. 2021 CEO is Thomas R. Greco; 2021 other NEOs are Jeffrey W. Shepherd, Robert B. Cushing, Reuben E. Slone, and Jason B. McDonell.
(2)
The dollar amounts reported represent CAP, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to SCT total compensation to determine the CAP values:

Reconciliation of SCT to CAP for CEO:

	Fiscal Year 2025
	CEO (O’Kelly)	Avg. Other NEOs
SCT Total	$9,121,929	$2,350,518
Minus SCT Change in Pension Value	$—	$—
Plus Pension Value Service Cost	$—	$—
Minus SCT Equity	$6,335,529	$1,255,453
Plus End of Year Fair Value of Equity Granted During FY Outstanding and Unvested at End of Year	$5,272,230	$890,210
Plus (Minus) Change in Fair Value from Beginning of Year to End of Year of Awards Granted in Any Prior Fiscal Year Outstanding and Unvested at End of Year	$(751,789)	$(47,596)
Plus (Minus) Change in Fair Value from Beginning of Year to Vesting Date of Awards Granted in Any Prior Fiscal Year that Vested During the Fiscal Year	$790,740	$24,340
Minus Fair Value at Beginning of Year of Awards Granted in Prior Year that were Forfeited During the Fiscal Year	—	76,482
Compensation Actually Paid	$8,097,581	$1,885,537

EOY = End of Year; BOY = Beginning of Year, SCT = Summary Compensation Table, CAP = Compensation Actually Paid

The fair value of option awards was determined using a Black-Scholes option-pricing model. The fair value of RSUs used to calculate CAP was based on the Company's closing stock price on each valuation date, including accrued dividend equivalent units. The fair value of PSUs used to calculate CAP assumes estimated performance results as of the end of each reporting year for financial metrics (average annual comparable store sales growth and return on invested capital, which were performance measures in our 2020 and 2021 PSU awards, and average comparable store sales growth and adjusted EPS, which are performance measures in our 2025 PSU awards) and a Monte Carlo simulation valuation model for market metrics (which were relative TSR vs. a peer group for the 2020 and 2021 PSUs and relative TSR vs. the constituents of the S&P 500 for the 2022, 2023, and 2024 PSUs and vs. the constituents of the S&P Specialty Retail Index for 2025 PSUs), in accordance with FASB ASC 718. Fair values include accrued dividend equivalent units.

(3)
Reflects total shareholder return indexed to $100 for the S&P 500 Retailing Index, which is an industry line peer group reported in the performance graph included in the Company’s 2025 Annual Report on Form 10-K.

Relationship between Company TSR and Peer Group TSR; CAP and Company TSR

The graphs below illustrate the relationship between our TSR and the Peer Group TSR, as well as the relationship between CAP and our TSR for the CEO and other NEOs. For reference, SCT total compensation values for each year are also shown. As the graphs below illustrate, CAP amounts for our CEO and other NEOs are strongly aligned with the Company's TSR, as intended.

CEO Pay vs Performance: Total Shareholder Return

CEO SCT (Greco)
CEO CAP (Greco)
CEO SCT (O'Kelly)
CEO CAP (O'Kelly)
Peer Group TSR
AAP TSR
Total Shareholder Return (TSR)
Compensation Actually Paid ($ millions)
250
200
150
100
50
0
-50
$50
$40
$30
$20
$10
$0
-$10
$100
$100
$10.1
$24.6
$155
$119
$8.4
($7.3)
$98
$78
$4.1
($3.9)
$9.4
$9.9
$112
$42
$10.3
$2.4
$151
$31
$9.1
$8.1
$154
$28
Jan. 2 2021
FY2021
Jan 1 2022
FY2022
Dec 31 2022
FY2023
Dec 30 2023
FY2024
Dec 28 2024
FY2025
Jan 3 2026

Average Other NEOs Pay vs Performance: Total Shareholder Return

Avg. Other NEO SCT
Avg. Other NEO CAP
Peer Group TSR
AAP TSR
Total Shareholder Return (TSR)
Compensation Actually Paid ($ millions)
250
200
150
100
50
0
-50
$10
$8
$6
$4
$2
$0
-$2
$100
$100
$2.7
$4.8
$155
$119
$2.0
($0.2)
$98
$78
$2.2
$0.9
$112
$42
$2.3
$1.2
$151
$31
$2.4
$1.9
$154
$28
Jan 2 2021
FY2021
Jan 1 2022
FY2022
Dec 31 2022
FY2023
Dec 30 2023
FY2024
Dec 28 2024
FY2025
Jan 3 2026

Relationship between CAP and GAAP Net Income

The graph below reflects the relationship between the CEO and Average Other NEO CAP and our GAAP Net Income. GAAP net income is not used as a metric in either our short-term or long-term incentive plans.

Relationship between CAP and Company-Selected Measures

The graph below reflects the relationship between CEO and Average Other NEO CAP versus Comp Store Sales Growth and GAAP Operating Income. Each of these measures determined forty-five percent of 2025 AIP and are important top-line and profitability measures that support long-term shareholder value creation.

Information Concerning our Executive Officers

The following table provides information about our executive officers as of March 25, 2026.

Name	Age	Position
Shane M. O'Kelly	57	President and Chief Executive Officer
Michael P. Beland	55	Senior Vice President, Controller and Chief Accounting Officer
Ryan P. Grimsland	48	Executive Vice President, Chief Financial Officer
Anthony T. Hurst	53	Senior Vice President, Store Operations and DIY Transformation
Kristen L. Soler	49	Executive Vice President, Chief Human Resources Officer
Bruce M. Starnes, III	50	Executive Vice President, Chief Merchant
Jeffrey R. Vining	49	Executive Vice President, General Counsel and Corporate Secretary

Our executive officers are elected by and serve at the discretion of our Board. There are no family relationships among any of our executive officers. Set forth below is a brief description of the business experience of our executive officers other than Mr. O'Kelly, who is also a director and whose business experience is set forth in the “Nominees for Election to Our Board” section of this Proxy Statement.

Mr. Beland

Senior Vice President, Chief Accounting Officer and Controller

Mr. Beland joined Advance in January 2025 from Driven Brands Holdings, Inc., a public franchise provider of consumer and commercial automotive services, where he has served as Senior Vice President and Chief Accounting Officer since July 2021. He previously served at Wolfspeed, Inc. (formerly Cree, Inc.), a public manufacturer of silicon carbide materials and devices for power applications, as Assistant Corporate Controller from June 2017 to October 2017 and as Corporate Controller from October 2017 to July 2021. He also previously served as Executive Director, Assistant Corporate Controller of PPD, LLC, a leading global contract research organization, from December 2010 to May 2017 and as Vice President, Corporate Controller & Compliance Officer of OrthoSynetics, Inc., an orthodontic practice management company, from January 2008 to December 2010. Earlier in his career, Mr. Beland served in manager roles at leading public accounting firms including Arthur Anderson, Grant Thornton and PricewaterhouseCoopers, as well as Director of Accounting Research and Policy at The Shaw Group Inc. He holds a B.S.B.A. and a Masters degree in Accounting and is a Certified Public Accountant and Chartered Global Management Accountant.

Mr. Grimsland

Executive Vice President, Chief Financial Officer

Mr. Grimsland joined Advance in November 2023 as Executive Vice President, Chief Financial Officer. Prior to joining Advance, Mr. Grimsland served at Lowe’s Companies, Inc. (“Lowe’s”), a leading home improvement retailer, in a variety of senior finance roles since 2006, most recently as Senior Vice President, Strategy and Transformation since January 2023 and Senior Vice President Finance – Corporate Finance, Enterprise Strategy & Treasurer from February 2021 until January 2023. Previously, Mr. Grimsland served at Lowe’s as Vice President Finance – Global FP&A from March 2020 to February 2021, Vice President Finance – U.S. Retail Operations from November 2018 to February 2020 and Vice President Finance – International & Business Development from August 2017 to October 2019. Prior to joining Lowe’s, Mr. Grimsland held positions in operations and finance at Haverty’s Furniture Companies Inc., a furniture retailer, and UBS Group AG, a multinational investment bank and financial services company.

Mr. Hurst

Senior Vice President, Store Operations & DIY Transformation

Mr. Hurst joined Advance in December 2025 as Senior Vice President, Store Operations & DIY Transformation, where he leads the operations of all U.S. stores. Prior to joining Advance, Mr. Hurst spent more than 15 years in retail leadership, most recently serving as Senior Vice President, Retail Operations and Tracker Marine Boating Centers for Bass Pro Shops, a leading sporting goods retailer, from June 2023 through April 2025. Mr. Hurst previously served as Senior Vice President, Professional and Services of Lowe's, a leading home improvement retailer, form February 2022 through June 2023, and as President of Lowe's Canada business from January 2020 through February 2022. He also previously held senior roles at Lowe's in Strategy and Transformation and at JCPenney, a chain department store, in Store Operations, and had deep retail field experience at The Home Depot, a leading home improvement retailer, as a Store Manager, District Manager, Divisional Director and Regional Vice President.

Ms. Soler

Executive Vice President, Chief Human Resources Officer

Ms. Soler joined Advance in July 2017 and has held the position of Executive Vice President, Chief Human Resources Officer since May 2023. Previously, Ms. Soler served recently as Senior Vice President, Human Resources, with human resources responsibility for Advance’s field and commercial teams from March 2019 to May 2023 and responsibility for Advance’s supply chain and corporate functions from July 2017 to March 2019. Prior to joining Advance, Ms. Soler served in human resources leadership roles at PepsiCo Inc., a global food and beverage company, for almost four years, and human resources leadership and business operation roles at Procter & Gamble, a consumer packaged goods company, for over 13 years.

Mr. Starnes

Executive Vice President, Chief Merchant

Mr. Starnes joined Advance in June 2024 as Executive Vice President, Chief Merchant. He previously served for nearly 20 years at Target Corporation, a large multinational retailer, where he served in a variety of merchandising and omnichannel roles of increasing seniority. Most recently, he served as Senior Vice President, Merchandising Capabilities and Operations from August 2023 to June 2024, President of Target in India and Senior Vice President from September 2020 to August 2023, and as Vice President, Digital Partnerships and New Business Development from March 2018 to August 2020.

Mr. Vining

Executive Vice President, General Counsel and Corporate Secretary

Mr. Vining joined Advance in March 2025 as Executive Vice President, General Counsel and Corporate Secretary from Unifi Manufacturing, Inc., a public global textile manufacturer, where he served as General Counsel and Secretary from July 2024 to February 2025. He previously served over 15 years in the legal department of Lowe’s in positions of increasing authority, most recently as Senior Vice President, Deputy General Counsel, Chief Compliance Officer and Assistant Secretary from June 2018 to May 2023, and Senior Vice President, Chief Compliance Officer and Associate General Counsel from November 2017 to June 2018.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding the ownership of our common stock as of March 25, 2026 by:

•
each person or entity that beneficially owns more than 5 percent of our common stock;
•
each member of our Board;
•
each of our executive officers named in the "Summary Compensation Table" included in the Executive Compensation section of this Proxy Statement; and
•
all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 25, 2026 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. The address of each beneficial owner for which an address is not otherwise indicated is: c/o Advance Auto Parts, Inc., 4200 Six Forks Road, Raleigh, North Carolina 27609. Unless otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change in control of the Company.

The percentages of common stock beneficially owned are based on 60,329,208 shares of our common stock outstanding as of March 25, 2026 plus shares that may be issued or acquired within 60 days of March 25, 2026 through the exercise of vested stock awards.

Name of Beneficial Owner	Shares beneficially owned Number	Percentage

BlackRock, Inc.(a) 50 Hudson Yards New York, NY 10001	8,666,052	14.4%
T. Rowe Price Associates, Inc.(b) 100 East Pratt Street Baltimore, MD 21202	7,474,576	12.4%
The Vanguard Group, Inc.(c) 100 Vanguard Blvd. Malvern, PA 19355	6,828,927	11.3%
Pzena Investment Management LLC(d) 320 Park Avenue, 8th Floor New York, NY 10022	4,312,508	7.1%
Directors, Executive Officers and Others(e)
Carla J. Bailo	12,510	*
John F. Ferraro	25,192	*
Joan M. Hilson	10,076	*
Cynthia T. Jamison	—	*
Richard A. Johnson	—	*
Eugene I. Lee, Jr.	114,597	*
Shane M. O'Kelly	190,869	*
Thomas W. Seboldt	12,450	*
Gregory L. Smith	6,440	*
A. Brent Windom	16,440	*
Ryan P. Grimsland	41,021	*
Kristen L. Soler	18,873	*
Bruce M. Starnes, III	12,336	*
Jeffrey R. Vining	3,448	*
Michael Beland	3,251	*
Anthony T. Hurst	-	*
All executive officers and directors as a group (16 persons)	467,503	*

*
Less than 1%
(a)
Based solely on a Schedule 13G/A filed with the SEC on July 17, 2025 by BlackRock, Inc. BlackRock, Inc. is the beneficial owner of 8,666,052 shares and has sole dispositive power of 8,666,052 shares and sole voting power of 8,513,139 shares.
(b)
Based solely on a Schedule 13G/A filed with the SEC on February 17, 2026 by T. Rowe Price Associates, Inc.. T. Rowe Price Associates, Inc. is the beneficial owner of 7,474,576 shares, and has sole dispositive power of 7,474,546 shares and sole voting power of, 7,446,139 shares.
(c)
Based solely on a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, Inc., The Vanguard Group, Inc. is the beneficial owner of 6,828,927 shares and has sole dispositive power of 6,741,663 shares, shared dispositive power of 87,264 and shared voting power of 23,659. On March 26, 2026, The Vanguard Group, Inc. filed a Schedule 13G/A which indicates zero shares beneficially owned by The Vanguard Group, Inc. due to an internal realignment where by certain subsidiaries or business divisions of subsidiaries of The Vanguard Group, Inc. that formally had, or were deemed to have, beneficial ownership with The Vanguard Group, Inc. will report beneficial ownership separately from The Vanguard Group, Inc.
(d)
Based solely on a Schedule 13G/A filed with the SEC on April 28, 2025, Pzena Investment Management LLC is the beneficial owner of 4,312,508 shares; Pzena Investment Management has sole dispositive power of 4,312,508 shares and sole voting power with respect to 3,778,047 shares.

(e)
The following table provides further detail regarding the shares beneficially owned by our directors and executive officers:

	Shares beneficially owned
	Shares of our common stock issuable with respect to

Name of Beneficial Owner	DSUs	Options exercisable within 60 days of March 25, 2026	RSUs vesting within 60 days of March 25, 2026
Carla J. Bailo	11,300	—	—
John F. Ferraro	23,167	—	—
Joan M. Hilson	9,688	—	—
Cynthia T. Jamison	—	—	—
Richard A. Johnson	—	—	—
Eugene I. Lee, Jr.	80,527	—	—
Shane M. O'Kelly	—	133,643	—
Thomas W. Seboldt	6,644	—	—
Gregory L. Smith	6,440	—	—
A. Brent Windom	6,440	—	—
Ryan P. Grimsland	—	20,380	—
Kristen L. Soler	—	8,648	—
Bruce M. Starnes, III	—	3,270	—
Jeffrey R. Vining	—	—	—
Michael Beland	—	—	—
Anthony T. Hurst	—	—	—
All executive officers and directors as a group (16 persons)	144,206	165,941

Stock Ownership Guidelines for Directors and Executive Officers

The following table summarizes the stock ownership guidelines for our directors, NEOs and other key employees intended to further align the interests of our directors and members of management with the interests of our stockholders.

Title	Holding Requirements
Chief Executive Officer	Stock valued at 6 times base salary
Chief Financial Officer and/or President	Stock valued at 3 times base salary
Executive Vice President / Senior Vice President	Stock valued at 2 times base salary
Non-employee Director	Stock valued at 6 times their annual cash retainers

The ownership requirement may be satisfied through the following equity holdings:

•
All vested stock holdings/shares owned outright that are currently held by a director or an executive
•
Unvested, time based RSUs
•
Shares or units held by a director or an executive in any deferral plan

Neither vested nor unvested stock options or SARs will count towards the ownership threshold requirements. Individuals who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain 50 percent of the net shares received upon the exercise of any stock options or SARs or the vesting of any RSUs until the guideline ownership levels have been reached.

The Compensation Committee reviews the stock ownership guidelines and reviews progress toward meeting ownership requirements at least annually. Based on current ownership and anticipated future stock vesting, all executives have satisfied or are projected to satisfy their respective stock ownership requirements by their requisite ownership requirement dates. In order to further align the interests of directors with interests of our stockholders, each of our non-employee directors receives a portion of his or her annual retainer in the form of DSUs, which are held and deferred until his or her service as a director ceases. In addition, directors have the opportunity to defer all or part of their cash retainers in the form of DSUs. Directors and executive officers are subject to our insider trading policy, which prohibits hedging with our stock and prohibits the pledging of our stock unless specified stringent requirements are met.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires "insiders," including our executive officers, directors and beneficial owners of more than 10 percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE. Based solely on our review of such reports and written representations from reporting persons that no Forms 5 were required for those persons, except for a Form 5 due for Mr. Seboldt to report certain dividend transactions that in the aggregate did not exceed the limit permitted to be filed on Form 5 in lieu of incremental Form 4 filings. We believe that our insiders complied with all applicable Section 16(a) filing requirements during 2025, except that the Form 3 for Shweta Bhatia was three days late due to administrative delay in obtaining EDGAR codes.

Equity Compensation Plan Information

The following table sets forth our shares authorized for issuance under our equity compensation plans on January 3, 2026.

	Number of shares to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (b)

Equity compensation plans approved by stockholders (c)	2,050,958	$94.09	2,933,515
Equity compensation plans not approved by stockholders	—	—	—
Total	2,050,958	$94.09	2,933,515

(a)
Includes the shares that would be issued upon exercise of outstanding RSUs, PSUs, DSUs and options, and is based on management's estimate of the probable vesting outcome for performance awards.
(b)
Excludes shares reflected in the first column which is based on management's estimate of the probable vesting outcome for outstanding performance-based awards.
(c)
Includes the 2023 Omnibus Incentive Plan and remaining awards outstanding under the 2014 LTIP.

Proposal No. 3

Ratification of Appointment by the Audit Committee of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2026

Our Audit Committee is directly responsible for the appointment, retention, fees and oversight of the independent registered public accounting firm retained to audit our financial statements. Deloitte has continuously served as our independent registered public accounting firm since 2002. The lead engagement partner from Deloitte is required to be rotated every five years, and in 2025, a new lead engagement partner was selected in connection with this rotation process. In addition, our Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firm in conjunction with its review of Deloitte’s independence, qualifications and performance.

Our Audit Committee has appointed Deloitte as our independent registered public accounting firm for fiscal year 2026 because our Audit Committee believes the continued retention of Deloitte to serve as our independent registered public accounting firm is in the best interest of us and our stockholders. You are being asked to ratify the appointment by our Audit Committee of Deloitte as our independent registered public accounting firm for fiscal year 2026, although your ratification is not required by our by-laws or otherwise. If our stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider whether or not to retain Deloitte in the future. However, the Audit Committee is not bound by a vote either for or against the firm. Representatives of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If Deloitte should decline to act or otherwise become incapable of acting, or if Deloitte’s engagement is discontinued for any reason, our Audit Committee will appoint another accounting firm to serve as our independent registered public accounting firm for fiscal year 2026.

2025 and 2024 Audit Fees

The following table summarizes the aggregate fees billed by Deloitte for the following professional services:

	2025	2024
	($ in thousands)
Audit Fees (a)	$5,461	$7,742
Audit-Related Fees (b)	275	1,762
Tax Fees (c)	22	23
All Other (d)	610	-
Total	$6,368	$9,527

(a)
Audit fees consisted of:
•
the audit of our annual financial statements;
•
the attestation of the effectiveness of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002;
•
reviews of our quarterly financial statements; and
•
statutory audits, consents and other services related to SEC matters.
(b)
Fees for audit-related services billed in 2025 consisted of services for comfort letters and consents. Fees for audit-related services billed in 2024 consisted of fees for services pertaining to due diligence related to the sale of Worldpac.
(c)
Tax fees were related to tax planning services
(d)
All other fees billed for 2025 were related to consulting services associated with a technology assessment to support information technology strategy

The Audit Committee is required by its charter to pre-approve audit services and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee approved all audit and permitted non-audit services provided by Deloitte during 2025. In considering the nature of the non-audit services provided by Deloitte, the Audit Committee determined that such services are compatible with maintaining the independent accountant's independence. The Audit Committee discussed these non-audit services with Deloitte and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026.

Audit Committee Report

We are responsible for providing independent, objective oversight of the Company's accounting functions and internal controls and operate pursuant to a written charter approved by the Company’s Board. We are comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934, and the rules and regulations of the SEC. The Company’s Board has determined the Audit Committee’s chair, Mr. Ferraro, and Ms. Bailo and Ms. Hilson, by virtue of their education, training and professional experience, each qualify as "audit committee financial experts," as defined by SEC rules.

Management is responsible for the Company’s financial reporting process, including the Company’s system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent registered public accounting firm, or "independent accountants," is responsible for auditing the Company's consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of the Company's internal controls over financial reporting. Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to the Company’s financial statements, or any professional certification as to the independent accountants’ work. In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of the independent accountants included in their report on the Company’s financial statements.

During 2025, we met 5 times. We schedule our meetings to ensure we have sufficient time to devote attention to all of our tasks. During 2025, and subsequent to the end of the year, we:

•
appointed Deloitte as the independent registered public accounting firm for 2025;
•
met with management and the independent accountants to review and discuss the Company’s critical accounting policies and significant estimates;
•
met with management and the independent accountants to review and approve the 2025 audit plan;
•
met regularly with both the independent accountants and the Chief Internal Audit Executive outside the presence of management;
•
met with management and the independent accountants to review the audited financial statements for the year ended January 3, 2026, and internal controls over financial reporting as of January 3, 2026;
•
reviewed and discussed the quarterly and annual reports prior to filing with the SEC;
•
reviewed and discussed the quarterly earnings press releases;
•
reviewed and discussed the internal audit function's plan, test work, findings and recommendations, and staffing;
•
discussed updates on cyber security, including risk and incident mitigation;
•
reviewed the Audit Committee charter; and
•
completed all other responsibilities under the Audit Committee charter.

We have discussed with the independent accountants the matters required by PCAOB Auditing Standards and related Rules, including Auditing Standard 1301, Communications with Audit Committees, and SEC Regulation S-X Rule 2-07, Communication With Audit and Finance Committees (Rule 2-07), which includes a review of significant accounting estimates and the Company’s accounting practices. In addition, we have received written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent accountants their firm’s independence.

Based upon our discussion with management and the independent accountants, and our review of the representations of management and the independent accountants, we recommended to the Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended January 3, 2026.

We considered whether the independent accountants’ provision of non-audit services to the Company is compatible with maintaining the independent accountants’ independence and have determined the provision of the non-audit services is compatible with the independent accountants’ independence. Accordingly, we have approved retention of Deloitte as the Company’s independent registered public accounting firm for 2026.

THE AUDIT COMMITTEE
John F. Ferraro, Chair	Joan M. Hilson	Carla J. Bailo

Other Matters

A copy of our 2025 annual report to stockholders is being sent to each stockholder of record. The annual report is not part of our proxy soliciting material but it can be accessed at ir.advanceautoparts.com under "Financials."

Who is soliciting my vote?

Our Board is soliciting your proxy to vote at the Annual Meeting.

Who is paying the costs of this proxy solicitation?

Our Company is paying the costs of the solicitation of proxies. We will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy materials to beneficial owners. In addition, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies on our behalf in person, by telephone or by electronic communication.

Will any other matters be voted on?

The Board does not intend to present any other matters at the Annual Meeting. We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to Jeff R. Vining and Ryan P. Grimsland as proxies, with full power of substitution ("Proxies"), to vote on such matters in their discretion in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record as of the close of business on March 25, 2026 are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote.

How many votes do I have?

For every matter acted on, you will have one vote for every share of Company common stock that you owned at the close of business on the Record Date. You are not entitled to cumulate your votes.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders hold their shares through a broker or bank rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and proxy materials are being sent directly to you by the Company.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and proxy materials are being forwarded to you by your bank or broker, which is considered the stockholder of record of these shares. As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record. Your bank or broker has provided a voting instruction card to provide you directions for how to vote your shares.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•
By Internet at www.proxyvote.com;
•
By toll-free telephone at 1-800-690-6903;
•
By completing and mailing your proxy card; or
•
By voting live at the virtual Annual Meeting.

If you vote by Internet or telephone, your vote must be received by 11:59 P.M. (EDT) on May 19, 2026, the day before the Annual Meeting. Your shares will be voted as you indicate. If you sign and return your proxy card but you do not indicate your voting preferences, the Proxies will vote your shares FOR Proposal Nos. 1, 2 and 3.

If your shares are held in street name, you should follow the voting directions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the Internet or telephone to your bank or broker. If you provide specific voting instructions by mail, the Internet or telephone, your shares should be voted by your bank or broker as you have directed. AS A RESULT OF THE NYSE'S RULES, YOUR BANK OR BROKER CANNOT VOTE WITH RESPECT TO ANY PROPOSAL, EXCEPT FOR PROPOSAL NO. 3, UNLESS IT RECEIVES VOTING INSTRUCTIONS FROM YOU.

You will have the opportunity to vote live at the virtual Annual Meeting if you choose to do so. If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote live at the virtual Annual Meeting.

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•
Entering a new vote by Internet or telephone by 11:59 P.M. (EDT) on May 19, 2026;
•
Returning a later-dated proxy card;
•
Sending written notice of revocation to Jeffrey R. Vining, Executive Vice President, General Counsel and Corporate Secretary at the Company’s address of record, which is 4200 Six Forks Road, Raleigh, North Carolina 27609; or
•
Voting live at the virtual Annual Meeting.

If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.

Is my vote confidential?

It is our policy that all proxies, ballots, voting instructions and tabulations that identify the vote of a stockholder will be kept confidential from the Company and its directors, officers and employees until after the final vote is tabulated and announced, except in limited circumstances, including: any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company, and when written comments by a stockholder appear on a proxy card or other voting material.

How are votes counted?

Votes are counted by inspectors of election designated by the corporate secretary.

What is the quorum requirement of the Annual Meeting?

A majority of the outstanding shares of our common stock on the Record Date, represented live or by proxy at the Annual Meeting, constitutes a quorum for voting on proposals at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions, including those recorded by brokers holding their customers’ shares, and broker non-votes will be counted in determining the quorum. On the Record Date, there were 60,329,208 shares outstanding and 1,121 stockholders of record. A majority of our common stock, or 30,164,605 shares, will constitute a quorum. A majority of the shares present at the Annual Meeting may adjourn the meeting even if the number of shares present do not constitute a quorum.

What are broker non-votes?

Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by the date specified in the statement requesting voting instructions that has been provided by the bank or broker.

If that happens, the bank or broker may vote those shares only on matters as permitted by the NYSE. The NYSE prohibits banks and brokers from voting uninstructed shares in, among other things, the election of directors and matters related to executive compensation; accordingly, banks and brokers cannot vote with respect to any Proposal presented for consideration in this Proxy Statement except for Proposal No. 3 unless they receive voting instructions from the beneficial owners. Broker non-votes are not treated as votes cast under Delaware law.

What vote is required to approve each proposal?

Proposal No. 1. For the election of directors, the ten nominees for director will be elected if they receive a majority of the votes cast at the Annual Meeting for the election of directors. For purposes of the election of directors, a majority of votes cast means that the number of shares voted "for" a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election, and votes cast include votes against and exclude abstentions and broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal No. 2. The advisory vote to approve the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the shares of our common stock that are present, or represented by proxy, at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present and entitled to vote for purposes of this proposal and will therefore have the effect of a vote against this proposal. Broker non-votes will not count as present and entitled to vote for purposes of this proposal and will therefore have no effect on the outcome of this proposal. Although the advisory vote to approve the compensation of the Company’s named executive officers is non-binding, the Board and the Compensation Committee will review the voting results and consider them in making future decisions about executive compensation programs.

Proposal No. 3. Ratification of our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock that are present, or represented by proxy, at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present and entitled to vote for purposes of this proposal and will therefore have the effect of a vote against this proposal.

Who can attend the Annual Meeting?

Only Advance Auto Parts stockholders as of the close of business on the Record Date may attend the Annual Meeting.

What do I need to do to attend the Annual Meeting and how will it be conducted?

The Annual Meeting will be conducted online in a manner similar to an in person meeting. You will be able to attend the Annual Meeting online, vote your shares electronically and submit questions related to the proposals during the meeting by visiting www.virtualshareholdermeeting.com/AAP2026 and following the instructions on your proxy or notice card. Please note that you are also able to submit questions in advance of the meeting by visiting www.virtualshareholdermeeting.com/AAP2026 and following the instructions posted there. Rules of Conduct for the Annual Meeting will be available at the virtual forum site. The Annual Meeting will begin promptly at 8:30 a.m. Eastern Time. The Company encourages you to access the Annual Meeting prior to the start time to allow time to complete check in procedures.

What does it mean if I get more than one proxy card?

It means you own shares in more than one account. You should vote the shares on each of your proxy cards.

How can I consolidate multiple accounts registered in variations of the same name?

If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address. You may do this by contacting our transfer agent, Computershare, toll-free at (866) 865-6327 or at P.O. Box 505000, Louisville, KY 40233-5000, Attention: Shareholder Correspondence.

I own my shares indirectly through my broker, bank or other nominee, and I receive multiple copies of the annual report, Proxy Statement and other mailings because more than one person in my household is a beneficial owner. How can I change the number of copies of these mailings that are sent to my household?

If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank or other nominee. Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can. If you have eliminated duplicate mailings, but for any reason would like to resume them, you must contact your broker, bank or other nominee.

I own my shares directly as a registered owner of Company common stock and so do other members of my family living in my household. How can I change the number of copies of the annual report, Proxy Statement and other mailings being delivered to my household?

Family members living in the same household generally receive only one copy per household of the annual report, Proxy Statement and most other mailings. The only item which is separately mailed for each registered stockholder or account is a proxy card. If you wish to start receiving separate copies in your name, apart from others in your household, you must contact Computershare toll-free at (866) 865-6327 or at P.O. Box 505000, Louisville, KY 40233-5000, Attention: Shareholder Correspondence, and request that action. Promptly after your request is received we will start sending you separate mailings. If, for any reason, you and members of your household are receiving multiple copies and you want to eliminate the duplications, please also contact Computershare and request that action. That request must be made by each person in the household entitled to receive the materials.

Multiple stockholders live in my household and together we received only one copy of this year’s annual report and Proxy Statement. How can I obtain my own separate copy of the documents for the Annual Meeting in May?

You may download copies from our Internet website, ir.advanceautoparts.com (click on the home page link to 2026 Annual Meeting materials). If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee. If you want copies mailed to you and you are a stockholder of record, we will promptly mail additional copies to you, at no charge, if you request them from Investor Relations by phone at (919) 227-5466 or by mail to 4200 Six Forks Road, Raleigh, 27609, Attention: Investor Relations. We cannot guarantee you will receive mailed copies before the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and publish final results in a Report on Form 8-K within four business days following the Annual Meeting.

What is the deadline for consideration of stockholder proposals or director nominations for the 2026 annual meeting of stockholders?

If you are a stockholder and you want to present a proposal at the 2027 annual meeting and have it included in our proxy statement for that meeting, you must submit the proposal in writing to our corporate offices at 4200 Six Forks Road, Raleigh, North Carolina, 27609, Attention: Corporate Secretary, on or before December 2, 2027. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.

If you want to present a proposal at the 2026 annual meeting (other than pursuant to SEC rules and regulations) or to nominate a person for election as a director, you must comply with the requirements set forth in our by-laws. Our by-laws require, among other things, that our corporate secretary receive written notice from the stockholder of intent to present such proposal or nomination no less than 120 days and no more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. Therefore, we must receive notice of such proposal no earlier than December 21, 2026, and no later than January 20, 2027. The notice must contain the information required by our by-laws. You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. Our by-laws are also available on our website at ir.advanceautoparts.com under "Governance." Our Chair of the Board or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.

What is the deadline for director nominations for the 2027 annual meeting of stockholders using proxy access?

A shareholder, or group of up to 20 stockholders, that has owned continuously for at least three years shares of our common stock representing an aggregate of at least three percent of the outstanding shares of our common stock may nominate and include in our proxy materials director nominees constituting the greater of (i) two individuals and (ii) 20% of our Board. All director nominees must satisfy the requirements included in the Company’s by-laws.

If you are a stockholder and want to nominate a director to be included in our proxy for our 2026 annual meeting of stockholders, we must receive notice of the nomination no earlier than November 2, 2026, and no later than December 2, 2027. The notice of nomination using process access should be submitted in writing to our offices at 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. The notice of nomination must include the information required for director nominations using proxy access required by our by-laws. Proxy access nominees who do not receive at least a 25% vote in favor of election or withdraw their nomination will be ineligible as a nominee for the following two years.

You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. Our by-laws are also available on our website at ir.advanceautoparts.com under "Governance."

We look forward to you joining us at our Annual Meeting. Regardless of whether you expect to attend the meeting, please vote your shares in one of the ways outlined in the Notice of Annual Meeting.

By order of the Board of Directors,

Jeffrey R. Vining

Executive Vice President, General Counsel and Corporate Secretary

Raleigh, North Carolina

April 1, 2026

ADVANCE AUTO PARTS, INC.
4200 SIX FORKS ROAD
RALEIGH, NC 27609

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 19, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AAP2026

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 19, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V89923-P47537

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANCE AUTO PARTS, INC.

The Board of Directors recommends you vote FOR all Nominees listed in Proposal 1.

1. Election of the ten directors listed below.

Nominees:	For	Against	Abstain
1a. Carla J. Bailo	☐	☐	☐
1b. John F. Ferraro	☐	☐	☐
1c. Joan M. Hilson	☐	☐	☐
1d. Cynthia T. Jamison	☐	☐	☐
1e. Richard A. Johnson	☐	☐	☐
1f. Eugene I. Lee, Jr.	☐	☐	☐
1g. Shane M. O'Kelly	☐	☐	☐
1h. Thomas W. Seboldt	☐	☐	☐
1i. Gregory L. Smith	☐	☐	☐
1j. A. Brent Windom	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	For	Against	Abstain
2. Approve, by advisory vote, the compensation of our named executive officers.	☐	☐	☐
3. Ratify the appointment of Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm for 2026.	☐	☐	☐

NOTE: Transact other business that may properly come before the meeting or any meetings held upon any adjournment or postponement of the meeting.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are, by the filing of this proxy, expressly revoked.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V89924-P47537

This proxy is solicited by the Board of Directors of Advance Auto Parts, Inc.

The undersigned stockholder(s) hereby appoint(s) Jeff R. Vining and Ryan P. Grimsland, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ADVANCE AUTO PARTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, ET on Wednesday, May 20, 2026, at www.virtualshareholdermeeting.com/AAP2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies named herein on any other matters as may properly come before the meeting or any postponement thereof. Receipt of Notice of the Annual Meeting and Proxy Statement for the 2026 Annual Meeting is hereby acknowledged.

Continued and to be signed on reverse side